Exhibit 4.8

DE BRAUW

BLACKSTONE

WESBROEK

CONTRIBUTION AGREEMENT

entered into between

NUTRECO HOLDING N.V.

and

STOLT SEA FARM INVESTMENTS B.V.

and

STOLT-NIELSEN S.A.

and co-signed for acknowledgement by

MARINE HARVEST N.V.

relating to
the formation of a joint venture in respect of
fish farming, processing, marketing and sale activities of
Nutreco Holding N.V. and Stolt-Nielsen S.A.
to be undertaken by Marine Harvest N.V.

dated 3 December 2004

TABLE OF CONTENTS

Clause
1.	Interpretation
1.1	Definitions
1.2	References to persons and companies
1.3	References to Clauses, Schedules, Paragraphs and Parts
1.4	References to members of a Group; singular liability and right to claim
1.5	References to subsidiaries and holding companies
1.6	Reference to the Parties
1.7	Other references
1.8	Information
1.9	Legal terms
1.10	Ordinary course of business
1.11	Arm’s length
2.	Contribution
2.1	Contribution
2.2	Contribution Structure
2.3	Allocation and adjustment
2.4	Share premium reserve
3.	Conditions Precedent
3.1	Conditions
3.2	Responsibility for satisfaction
4.	Pre-Closing covenants
4.1	Conduct of business
4.2	Excused conduct
4.3	Access to the business
4.4	Intra-group agreements
4.5	Tuna Supply Agreement
4.6	Benefits and losses JV Activities
5.	Closing
5.1	Date and place
5.2	Closing events
5.3	Shareholders loans; Repayment of intra-group indebtedness
5.4	Deferred Closing
5.5	ARC Employees
5.6	Benefit and risk
6.	Post-Closing contributions adjustments
6.1	Nutreco Closing Financial Statements
6.2	Stolt Closing Financial Statements
6.3	Closing Financial Statements Adjustments
7.	Post-Closing obligations
7.1	Release of Guarantees

7.2	Use of names
7.3	Retention of records
7.4	Insurance
7.5	Licences
7.6	Retirement Benefits
7.7	Cod impairment adjustment
7.8	Tax indemnity and covenants
8.	Warranties
8.1	Nutreco Warranties
8.2	Stolt Warranties
8.3	Disclosure
8.4	Updating of Warranties to Closing
8.5	Liability for breach
9.	Limitation of liability
9.1	Time limitation
9.2	Minimum claims
9.3	Aggregate minimum claims
9.4	Provisions
9.5	Insurance
9.6	Net financial benefit
9.7	Mitigation of Losses
9.8	Double claims
9.9	No limitations on indemnities
10.	Indemnities
10.1	Nutreco indemnity
10.2	Stolt indemnity
10.3	Liability
10.4	Indemnity Company
10.5	No limitations
11.	Claims
11.1	Notification of potential claims
11.2	Notification of claims
11.3	Costs
11.4	Procedure for third party claims
11.5	Information
12.	Joint and several liability Stolt; relationship Stolt B.V. and Stolt
12.1	Joint and several liability
12.2	Representation
12.3	Communication
13.	IPO
14.	Confidentiality
14.1	Announcements

14.2	Confidentiality undertaking
15.	Miscellaneous
15.1	Further assurances
15.2	Whole agreement
15.3	No assignment
15.4	Waiver
15.5	Variation
15.6	Third party rights
15.7	Rescission
15.8	Method of payment
15.9	Costs
15.10	Interest
15.11	Notices
15.12	Invalidity
15.13	Notary Rules of Professional Conduct
15.14	Counterparts
15.15	Completion of Schedule
15.16	Dispute resolution
15.17	Governing law
Schedule 1	Definitions
Schedule 2	Nutreco Activities
Schedule 2 (Part 1)	Nutreco JV Companies
Schedule 2 (Part 2)	Nutreco JV Businesses
Schedule 2 (Part 3)	Nutreco Contribution Plan
Schedule 2 (Part 4)	Allocation Nutreco Activities
Schedule 3	Stolt Activities
Schedule 3 (Part 1)	Stolt JV Companies
Schedule 3 (Part 2)	Stolt JV Businesses
Schedule 3 (Part 3)	Stolt Contribution Plan
Schedule 3 (Part 4)	Allocation Stolt Activities
Schedule 4	Closing obligations
Schedule 5	Shareholders Agreement
Schedule 6	Business Agreements
Schedule 7	Closing Financial Statements, Accounting Principles and Reporting Accountants
Schedule 7 (Part 1)	Nutreco Accounting Principles
Schedule 7 (Part 2)	Stolt Accounting Principles
Schedule 7 (Part 3)	Reporting Accountants
Schedule 8	Retirement Benefits
Schedule 9	Tax Indemnity and covenants
Schedule 10	Nutreco Warranties and Disclosure
Schedule 10 (Part 1)	Nutreco Warranties
Schedule 10 (Part 2)	Nutreco Disclosure Letter

Schedule 10 (Part 3)	Individuals deemed to have knowledge of Nutreco Warranties
Schedule 11	Stolt Warranties and Disclosure
Schedule 11 (Part 1)	Stolt Warranties
Schedule 11 (Part 2)	Stolt Disclosure Letter
Schedule 11 (Part 3)	Individuals deemed to have knowledge of Stolt Warranties
Schedule 12	Nutreco Accounts
Schedule 13	Stolt Accounts

CONTRIBUTION AGREEMENT

THIS AGREEMENT IS MADE BETWEEN:

(1)           NUTRECO HOLDING N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Boxmeer, the Netherlands, and having its address at 38 Veerstraat, 5831 JN, Boxmeer, the Netherlands (“Nutreco”);

(2)           STOLT SEA FARM INVESTMENTS B.V., a private company with limited liability incorporated in the Netherlands, with corporate seat in Schiedam, and having its address at Karel Doormanweg 25, 3115 JD Schiedam, the Netherlands (“Stolt B.V.”); and

(3)           STOLT-NIELSEN S.A., a limited liability company incorporated in Luxembourg, with corporate seat in Luxembourg, and having its address at 23 Avenue Monterey, L-2086 Luxembourg, Luxembourg (“Stolt”).

WHEREAS:

A.   •       Nutreco is an international food company with activities in various stages of the fish, poultry and pork production chains. Its business includes salmon and other fish farming activities in Australia, Canada, Chile, Ireland, Japan, Norway and Scotland, fish processing plants in Chile, France, Norway and Scotland and marketing operations with sales organisations covering the Americas, Europe and Asia Pacific (collectively: the “Nutreco Activities”, which exclude Nutreco’s interest in L&K Karlsen Holding AS).

B.   •       Stolt is an international company that, inter alia, at the time of the Agreement through its wholly-owned indirect subsidiary Stolt Sea Farm Holdings plc and at the time of Closing through its wholly-owned indirect subsidiary Stolt B.V., produces, processes and markets a variety of seafood with production sites in Belgium, Canada, Chile, Norway, Scotland and the United States of America, and is developing commercial activities in relation to other fish species and marketing operations with sales organisations covering North America, Europe and Asia Pacific (collectively: the “Stolt Activities”, which exclude the tuna and turbot (including sole) activities of Stolt).

C.   •       On January 27, 2004, Nutreco and Stolt entered into a Confidentiality Agreement pursuant to which Nutreco has provided certain confidential information regarding the Nutreco Activities to Stolt and Stolt has provided certain confidential information regarding the Stolt Activities to Nutreco.

D.   •       In the course of 2004, Nutreco and Stolt discussed the creation of a joint venture, to combine the Nutreco Activities and the Stolt Activities (the “JV Activities”) and to contribute these activities to Marine Harvest N.V., a limited liability company incorporated in the Netherlands (the “Company”)(the “Transaction”).

E.   •        On September 11, 2004, Nutreco and Stolt entered into a Memorandum of Understanding establishing certain principle terms with regard to the Transaction.

F.   •        In the period September 2004-November 2004, Nutreco and Stolt performed a financial, operational and legal due diligence investigation of the Stolt Activities and the Nutreco Activities, respectively.

G.   •       The Company has been incorporated by Nutreco and upon its incorporation issued the Nutreco Initial Shares to Nutreco for a subscription price of EUR 45,000 (forty five thousand euro) (the “Nutreco Initial Contribution”).

H.   •       The Parties now wish to enter into this Contribution Agreement, providing a framework agreement for the joint venture contemplated herein, and setting out the terms on which the JV Activities are intended to be contributed by Nutreco and Stolt B.V., respectively, to the Company.

I.   •         Stolt wishes to accept joint and several liability for the obligations of Stolt B.V. under this Agreement.

HAVE AGREED AS FOLLOWS:

1.             Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply throughout:

1.1          Definitions

Capitalised words, including those used in the preamble to this Agreement, shall have the meaning as defined in Schedule 1.

1.2          References to persons and companies

References to:

1.1.1       a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.1.2       a company include any company, corporation or body corporate, wherever incorporated.

1.3          References to Clauses, Schedules, Paragraphs and Parts

A reference in this Agreement to a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; to a Part is to the relevant Part of the relevant Schedule; and to a Paragraph is to the relevant Paragraph of (the relevant Part of) the relevant Schedule.

1.4          References to members of a Group; singular liability and right to claim

None of the members of the Nutreco Group or the Stolt Group, with the exception of a Party, shall have any liability under this Agreement and only the relevant Party shall be fully liable under this Agreement for any breach or non-performance thereof by any of the relevant members of the Nutreco

Group or the Stolt Group. Each Party may only seek recourse against the relevant other Party for non-performance or breach by a relevant member of the Nutreco Group or the Stolt Group.

1.5          References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if the holding company, directly or indirectly, through one or more subsidiaries:

1.5.1       holds a majority of the voting rights in such company;

1.5.2       is a member or shareholder of such company and has the right to appoint or remove a majority of its board of directors or equivalent managing body; or

1.5.3       is a member or shareholder of such company and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

1.6          Reference to the Parties

Whenever used in this Agreement, references to “the other Party”, “each Party”, “the Parties”, should mean a reference to Nutreco on the one hand and Stolt B.V. on the other hand, Nutreco or Stolt B.V. or Nutreco and Stolt B.V., respectively , as appropriate, unless the context requires otherwise.

1.7          Other references

1.7.1       Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.7.2       Any reference in this Agreement to any gender shall include all genders, and words importing the singular number only shall include the plural and vice versa, unless otherwise specified.

1.8          Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9          Legal terms

In respect of any jurisdiction other than the Netherlands a reference to any Dutch legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10        Ordinary course of business

An action taken by a person will be deemed to have been taken in the “ordinary course of business” only if:

1.10.1     such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

1.10.2     such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the supervisory board or other governing board or body exercising similar authority (where applicable) of such person.

1.11        Arm’s length

Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference shall mean the conditions which would be obtained between comparable, independent persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

2.             Contribution

2.1          Contribution

On and subject to the terms and conditions of this Agreement, Nutreco shall (and shall procure that the relevant members of the Nutreco Group shall) contribute the Nutreco Activities to the Company and Stolt B.V. shall (and shall procure that the relevant members of the Stolt Group shall) contribute the Stolt Activities to the Company and its subsidiaries (the “JV Group”).

2.2          Contribution Structure

The contributions of the JV Activities and the JV Group shall be structured in accordance with the contribution actions set out in Schedule 4 and the respective Contribution Plans, unless otherwise agreed by the Parties.

2.3          Allocation and adjustment

2.3.1       The contributions of the JV Activities shall be allocated in accordance with Schedule 2 (Part 4) and Schedule 3 (Part 4), respectively, and Nutreco and Stolt B.V. shall procure that each relevant member of it’s Group, the Company and each relevant member of the JV Group shall effect such allocation for all purposes, including in respect of Tax.

2.3.2       Any payment made by Nutreco and Stolt B.V. pursuant to the post Closing contributions adjustments set out in Clause 6 and the amount payable by Nutreco pursuant to Clause 7.7 shall be deemed to be made by way, to the extent possible, of adjustment to the (contributions of the) Nutreco Activities and/or, as the case may be and as applicable, the Stolt Activities.

2.4          Share premium reserve

Notwithstanding any other reserves which must be maintained by applicable Law or the articles of association of the Company, the Company shall have one share premium reserve to which each of

Nutreco and Stolt B.V., as shareholders of the Company, are equally entitled in proportion to the number of shares in the share capital of the Company held by them.

3.             Conditions Precedent

3.1          Conditions

Subject to Clause 5.4 (relating to the possibility of having a deferred Closing), Closing is conditional upon satisfaction or waiver of the following conditions precedent (the “Conditions Precedent”):

3.1.1       Either:

(i)            The European Commission:

(a)           taking a decision that the Transaction does not give rise to a concentration falling within the scope of the European Council Regulation (EEC) 139/2004 concerning the control of concentrations between undertakings (as amended) (the “Regulation”); or

(b)           taking a decision, whether or not conditional, under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(2) of the Regulation declaring the Transaction compatible with the common market, or being deemed to have done so under Article 10(6) of the Regulation; or

(c)           having referred the whole or part of the Transaction to the competent authorities of one or more Member States under Article 9(3) of the Regulation or having been deemed to have done so under Article 9(5) of the Regulation, and

(x)            each such authority granting a clearance, whether or not conditional, in respect of all those parts of the Transaction which were referred to it, or being deemed to have granted such a clearance; and

(y)           in respect of all those parts not referred to the competent authority of any Member State, the requirements of Clause 3.1.1(i)(b) being satisfied with respect to any part;

or

(ii)           in the event that the Transaction does not constitute a concentration as referred to in Clause 3.1.1(i)(a), the competent authorities of each of the relevant Member States having granted clearance, whether or not conditional, under their respective competition laws for such part of the Transaction which falls under their jurisdiction, to the extent that such clearance is required, under mandatory Law, for Closing to take place;

3.1.2       the competent authorities in any non-EU member state having granted clearance, whether or not conditional, under their respective competition laws for such part of the Transaction which falls under their jurisdiction, to the extent that such clearance is required, under mandatory Law, for Closing to take place.

3.1.3       all necessary approvals, licenses and consents from Governmental Authorities that are required for the implementation of the Transaction having been obtained, including, without limitation, any approvals or consents required in connection with the transfer of licenses and other authorisations required in connection with the transfer of the JV Activities;

3.1.4       all necessary commitments, approvals, waivers and consents from current and prospective finance providers that are required for the implementation of the Transaction or that are otherwise required for the financing of the JV Group after the Closing having been obtained;

3.1.5       the general meeting of shareholders of Nutreco having approved the Transaction;

3.1.6       Nutreco having (and having procured that the relevant members of the Nutreco Group have) and Stolt having (and having procured that the relevant members of the Stolt Group have) fulfilled all their respective legal obligations to inform, obtain advice of and consult with employee representatives in connection with the Transaction;

3.1.7       no Material Adverse Change having occurred between the Signing Date and the Closing Date; and

3.1.8       no material breach of Nutreco Warranties or Stolt Warranties having occurred.

3.2          Responsibility for satisfaction

3.2.1       To the extent permitted under applicable Law, each of the Parties shall take all such reasonable actions within its power as are necessary to ensure satisfaction of and compliance with all of the Conditions Precedent.

3.2.2       Without prejudice to the generality of Clause 3.2.1, the Parties shall:

(i)            as soon as practicable, and in any event not later than 10 January 2005, prepare and file with the competent Governmental Authorities the notices and applications necessary to satisfy the Conditions Precedent set out in Clauses 3.1.1, 3.1.2 and 3.1.3;

(ii)           supply as promptly as practicable any additional information and documentary material that may be requested by any competent Governmental Authority in connection with any of the Conditions Precedent set out in Clauses 3.1.1, 3.1.2 and 3.1.3 provided that, with respect to any written submission, information or documentary materials, the other Party shall have the right to approve the same;

(iii)          use their best efforts to cause the expiration or termination of any applicable waiting period under any applicable Law and the fulfilment (whether explicit or implicit) of all of the Conditions Precedent set out in Clauses 3.1.1, 3.1.2 and 3.1.3 as soon as practicable, including by agreeing to (a) take any action that may be required in order to obtain an unconditional clearance (including by agreeing to perform any disposition of assets or businesses that may be required by any relevant Governmental Authority) or (b) duly and promptly comply with any condition that any relevant Governmental Authority may impose to clear this Agreement and the Transaction, provided that (i) the proceeds of any disposition of companies, assets or businesses which are part of the JV Activities will be for the account and benefit of the Company and will be contributed to the Company and (ii) nothing in this Agreement shall require any of the

Parties to agree to or take any action or comply with any condition which would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, financial condition, assets or results of operations of the Nutreco Group or Stolt Group, respectively, in each case taken as a whole, after consummating the Transaction.

3.2.3       Without prejudice to Clause 15.9, all filing fees and other costs incurred in relation to any anti-trust or similar filing required to be made in any jurisdiction in connection with the Transaction and all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place, shall be borne for 50% by Nutreco and for 50% by Stolt B.V.

3.2.4       Without prejudice to Clause 3.2.2, each of the Parties shall (i) promptly co-operate with and provide all necessary information and assistance reasonably required by any Governmental Authority in connection with the Conditions Precedent set out in Clauses 3.1.1, 3.1.2 and 3.1.3 upon being requested to do so by the other Party and (ii) promptly inform the other Party of any communication received from, or given by it to, any Governmental Authority with respect to any of the Conditions Precedent set out in Clauses 3.1.1, 3.1.2 and 3.1.3.

3.2.5       Subject to the obligations under Clauses 3.2.2(iii) and 3.2.3, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging (any part of) the Transaction, each Party shall co-operate in all respects with the other Party and use its reasonable best endeavours to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction.

3.3          Non-Satisfaction/Benefit and Waiver

3.3.1       Within 2 (two) Business Days of becoming aware of the same, each Party shall give notice to the other Party of satisfaction of any of the Conditions Precedent set out in Clause 3.1 insofar as it relates to the legal obligations of the notifying Party.

3.3.2       The Conditions Precedent, other than the condition set out in Clause 3.1.8, can be invoked by each Party and may only be waived by written agreement between Nutreco and Stolt B.V.. The Condition Precedent set out in Clause 3.1.8 can only be invoked and waived by the Party in relation to which no material breach of Warranties has occurred.

3.3.3       Subject to Clause 5.4, if the Conditions Precedent are not satisfied or waived on or before 31 August 2005 Nutreco or Stolt B.V. may, in their sole discretion, terminate this Agreement by written notice and no Party shall have any claim against the other Parties save for any claim arising from breach of any obligation contained in Clause 3.2, provided that no such termination notice may be given by a Party which is in default of its obligations under this Agreement.

4.             Pre-Closing covenants

4.1          Conduct of business

Each of Nutreco and Stolt B.V. undertakes to procure that between Signing and Closing, in respect of the Nutreco Activities and the Stolt Activities, the relevant members of the Nutreco Group and of the Stolt Group, respectively:

4.1.1       save as otherwise contemplated by the respective Contribution Plans, carry on the business of the relevant Group as a going concern in the ordinary course, maintain such business in the normal way and conduct it in all material respects in accordance with all applicable legal and administrative requirements in any relevant jurisdiction;

4.1.2       use their best efforts to (i) save as otherwise contemplated by the respective Contribution Plans preserve intact the present business organization, (ii) keep available the services of the present officers, managing directors and key employees and similar persons and (iii) preserve intact the present business relationships and goodwill;

4.1.3       pay all of their indebtedness and Taxes when due, prepare and file or cause to be prepared and filed on a timely basis all of their Tax returns that are due on or before the Closing Date and pay or perform any other material obligations, when due, subject in each case to good faith disputes with respect to the same;

4.1.4       notify the other Party without delay of (i) any change in the financial situation and prospects of its Group, (ii) any official investigation and complaint concerning its Group, any legal action taken against its Group as well as any notification or communication that gives notice of default to such Party or member of its Group under any material agreement and (iii) any breach of such Party’s Warranties which becomes apparent, occurs or threatens to occur;

4.1.5       keep its business and assets adequately insured against all common risks;

4.1.6       without prejudice to the generality of Clauses 4.1.1 to 4.1.5, save as contemplated by the respective Contribution Plans and any relevant provision of this Agreement or consented to in writing by the other Party, such consent not to be unreasonably withheld or delayed, do not:

(i)            enter into any agreement or incur any commitment involving any capital expenditure in excess of  EUR 500,000 (five hundred thousand euro) per item and EUR 1,000,000 (one million euro) in aggregate, in each case exclusive of VAT;

(ii)           enter into or amend any contract or commitment which (a) is not capable of being terminated without compensation with 3 (three) months’ notice or less, or (b) is not in the ordinary course of business, (c) is not at arm’s length, or (d) involves or is likely to involve total annual expenditure in excess of EUR 500,000 (five hundred thousand euro), exclusive of VAT;

(iii)          acquire or dispose of, or agree to acquire or dispose of, any material asset or material inventory involving consideration, expenditure or liabilities in excess of EUR 500,000 (five hundred thousand euro), exclusive of VAT, other than in the ordinary course of business;

(iv)          acquire or agree to acquire any share, shares or other interest in any person, business or company;

(v)           enter into joint ventures, partnerships or strategic alliances (including teaming agreements, pooling agreements and consortium agreements);

(vi)          reorganize or change the scope or nature of (the business of) its Group;

(vii)         incur any additional borrowings or incur any other indebtedness in each case in excess of EUR 1,000,000 (one million euro) and otherwise than in the ordinary course of business;

(viii)        create, allot or issue, or allow to be created, issued or allotted, any share capital of any company of its Group;

(ix)           repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of any company of its Group;

(x)            declare, make or pay any dividend or other distribution to any shareholders of any of the companies of its Group;

(xi)           other than pursuant to collective bargaining agreements applicable to the respective Group, increase the rate of compensation payable or to become payable to any key employee or enter into, amend or terminate any employment, severance or similar or related agreement or any benefit scheme of arrangement with any key employee;

(xii)          create, or agree to create, any Encumbrance over its business or material asset of its business other than Permitted Encumbrances;

(xiii)         commence material litigation, arbitration or binding advice procedures;

(xiv)        apply for any of the companies of its Group to be declared bankrupt or for a suspension of payments (or their equivalents outside the Netherlands);

(xv)         pass any resolution for the dissolution, liquidation or winding up (or their equivalents outside the Netherlands) of any of its Group companies; or

(xvi)        approve, materially modify or materially deviate from any business plan or budget pertaining to the business of its Group (or part of it).

4.2          Excused conduct

Clause 4.1 does not apply if and to the extent compliance with it would materially adversely affect the ability of a Party to continue to manage its Group or materially adversely affect the value of the relevant Group. It is further acknowledged that where circumstances require an urgent and immediate action from the other Party or management of the relevant Group, a Party may not be able to request the consent of the other Party in a timely fashion or await a response from such Party to such request, such Party shall nevertheless inform the other Party of any such action taken not in compliance with Clause 4.1 immediately thereafter.

4.3          Access to the business

4.3.1       Subject to Clause 4.3.2, each Party undertakes to procure that, provided the other Party is in compliance with its obligations under this Agreement, until Closing or, if earlier, termination of this Agreement, its Group shall allow the other Party and its representatives upon reasonable notice in writing to such Party, access during normal working hours to the premises, books and records of or relating to the other Party’s JV Activities.

4.3.2       The obligation of each Party under Clause 4.3.1 shall be subject to the right to refuse access on the grounds that access:

(i)            would be contrary to any applicable Law;

(ii)           would cause undue disruption to the relevant operations or management of such Group; or

(iii)          would involve issues of commercial sensitivity and confidentiality such that access could materially damage the value or competitiveness of the member of the relevant Group.

4.4          Intra-group agreements

Each Party covenants that, except as expressly set out in this Agreement or otherwise agreed by the Parties, all existing agreements and arrangements between one or more members of its Group (excluding the JV Group) on the one hand and one or more members of the JV Group on the other hand shall be terminated prior to or at Closing.

4.5          Tuna Supply Agreement

Prior to the Closing the Parties shall negotiate in good faith and agree on the terms of the Tuna Supply Agreement pursuant to which the relevant members of the Stolt Group shall supply to the relevant members of the JV Group at least 75% (seventy five percent) of the tuna produced by the Stolt Group for a period of at least 1 (one) year as of the Closing Date at terms not less favourable than the existing tuna supply agreements, including, if applicable, a commission fee between a range of 4% (four per cent) and 6% (six per cent).

4.6          Benefits and losses JV Activities

4.6.1       Each of the Parties shall, and shall procure that the relevant members of its Group shall, ensure that all benefits and Losses as from and including 31 August 2004 in respect of the Nutreco Activities and the Stolt Activities, respectively, will be attributed to, will remain with and will be re-invested in the Nutreco Activities and the Stolt Activities, respectively.

4.6.2       The Parties agree that (i) the prices and payment terms of the feed (to be) supplied by the relevant member of the Nutreco Group to the relevant Nutreco JV Companies and Nutreco JV Businesses between 31 August 2004 until the Closing Date will be (deemed to be) the prices and payment terms determined pursuant to the relevant provisions of the Supply Agreement and (ii) the prices and payment terms of the feed (to be) supplied by the relevant member of the Nutreco Group to the relevant members of the Stolt Group between 31 August 2004 until the Closing Date will be those set out in or determined pursuant to the existing feed supply agreements.

4.6.3       The Parties agree that (i) the severance payments payable to employees which are  employed in the JV Group shall be for the account of the JV Group and (ii) that bonuses awarded to employees which are employed in the JV Group and incentive plans entered into for the benefit of such employees by members of the relevant Group prior to the Closing Date will be included and taken into account in the relevant Closing Financial Statements.

5.             Closing

5.1          Date and place

Subject to Clause 5.4, Closing shall take place at 11.00 CET on the first Business Day of the month following the month in which notification of the satisfaction or waiver of the Conditions Precedent occurs and shall take place in Amsterdam, the Netherlands, at the offices of Nutreco’s Lawyers, or at such other location, time or date as may be agreed between the Parties.

5.2          Closing events

5.2.1       It is agreed that each transaction and event set out in Clause 5.2.2 shall be regarded as a single transaction and event to be completed in succession in the order set out in Clause 5.2.2, provided that the completion of all of the transactions and events collectively constitute the Closing pursuant to this Clause 5, and no transaction or event shall be deemed to have taken place unless all transactions and events constituting the Closing shall have taken place (or shall have been waived by the Parties) in succession on the Closing Date.

5.2.2       At Closing, the Parties shall procure that:

(i)            Nutreco and the relevant members of the Nutreco Group shall contribute the Nutreco Activities as non-stipulated share premium to the Company and the Company shall accept the same and, if applicable, the Company shall issue the Nutreco Additional Equity Instrument to Nutreco by execution of the deed of contribution as set out in Annex 1 to Schedule 4;

(ii)           Stolt B.V. and the other relevant members of the Stolt Group shall contribute the Stolt Activities as non-stipulated share premium to the Company and the Company shall accept the same and shall issue the Stolt Shares against payment in cash and, if applicable, the Company shall issue the Stolt Additional Equity Instrument, by execution of the notarial deed of issue and contribution as set out in Annex 2 to Schedule 4;

(iii)          the obligations and arrangements set out in Schedule 4 are performed by Nutreco and the relevant members of the Nutreco Group for the transfer and completion of the relevant Nutreco Activities to the Company and, if applicable, the Nutreco Additional Equity Instrument;

(iv)          the obligations and arrangements set out in Schedule 4 are performed by Stolt B.V. and the relevant members of the Stolt Group for the transfer and completion of the relevant Stolt Activities to the Company and, if applicable, the Stolt Additional Equity Instrument;

(v)           the obligations and arrangements set out in Schedule 4 are performed by the Company and the relevant members of the JV Group for the acceptance of the transfer and completion of the contributions of the JV Activities to the Company and the issuance of the shares and, if applicable, the Additional Equity Instruments, including the delivery of a description of the relevant contribution in kind prepared and signed by the management board of the Company, specifying the nature and value of such contribution, together with an appropriate auditor’s statement in relation to such contributions in kind;

(vi)          the Company’s Amended Articles of Association shall be executed;

(vii)         Mr J.C. den Bieman and one other person to be determined by the Parties shall be appointed managing director of the Company and W. Dekker, N.G. Stolt-Nielsen and two other persons to be determined by the Parties shall be appointed supervisory director of the Company;

(viii)        the Managing Board Rules and the Supervisory Board Rules shall be adopted;

(ix)           Nutreco and Stolt shall enter into the Shareholders Agreement and the Company shall sign the same for acknowledgement;

(x)            the relevant members of the Nutreco Group, the relevant members of the Stolt Group and the relevant members of the JV Group shall enter into the following agreements:

(a)           the Transitional Services Agreement;

(b)           the Supply Agreement; and

(c)           the Tuna Supply Agreement.

5.3          Shareholders loans; Repayment of intra-group indebtedness

5.3.1       Immediately following Closing, unless and to the extent the Parties agree to continue the existing intra group financing in respect of the relevant JV Activities for a certain (transitional) period after Closing:

(i)            Nutreco and Stolt B.V. shall procure that the relevant members of their respective Groups shall provide subordinated shareholders loans to the relevant members of the JV Group on a pro rata parte basis to each Party’s relative stake in the Company if and to the extent at that time no adequate third party financing for the JV Group has been arranged at commercially acceptable conditions and if the Parties agree on the terms of such shareholders loans;

(ii)           Nutreco and Stolt B.V. shall procure that each relevant member of its Group repays to the relevant member of the JV Group its respective Intra-Group Receivables; and

(iii)          the Parties shall procure that the Company repays (and shall procure that any other relevant member of the JV Group repays) to each relevant member of the Nutreco Group and the Stolt Group, respectively, its respective Intra-Group Payables.

5.3.2       Any payment and repayments made pursuant to Clause 5.3.1 shall to the extent legally permissible, be aggregated and discharged by way of set-off.

5.4          Deferred Closing

In the event that all Conditions Precedent have been fulfilled or waived, save for one or more of those Conditions Precedent that apply to certain part of the JV Activities in certain jurisdictions, the Parties can agree that the Closing will occur except with respect to such JV Activities (the “Deferred Activities”) and that the Closing in the relevant jurisdiction will be deferred until the relevant Condition Precedent has been fulfilled or waived (the “Deferred Condition”). In that case:

5.4.1       Closing shall proceed on the terms of Clause 5.1 in respect of all other JV Activities (other than the Deferred Activities with respect to which the conditions precedent have not been fully met or waived) as if the Deferred Condition was not Condition Precedent to said Closing, provided that the post Closing adjustments pursuant to Clause 6 shall exclude the Deferred Activities;

5.4.2       Closing in respect of the Deferred Activities shall commence at 11.00 CET on the 3rd (third) Business Day after notification of the satisfaction or waiver of the Deferred Condition relating to the Deferred Activities (day of notification excluded), and shall take place at such location, time or date as may be agreed between the Parties;

5.4.3       in respect of the Deferred Activities, references in the Agreement to Closing and Closing Date shall be deemed to be references to such deferred Closing and deferred Closing Date, and, unless Parties agree otherwise, the post-Closing adjustments pursuant to Clause 6 shall apply, mutatis mutandis, to such deferred Closing;

5.4.4       the Parties shall co-operate to ensure that, until Closing occurs in respect of, or Clause 5.4.3 becomes applicable to, the Deferred Activities, services and commercial relations between, on the one hand, the JV Companies and JV Businesses in respect of which Closing did take place, and, on the other hand, the Deferred Activities, are maintained and rendered in the ordinary course of business.

5.5          ARC Employees

The Parties agree that the employees which are employed at the Signing Date in the Nutreco Aqua Research Centre and are dedicated to the Nutreco JV Companies and Nutreco JV Businesses shall transfer and become employed with the Company or another member of the JV Group.

5.6          Benefit and risk

The benefit in and risk of loss or damage to the JV Activities shall pass to the Company or other relevant members of the JV Group as of 31 August 2004. Title to the JV Activities shall pass to the Company or other relevant members of the JV Group on the Closing Date.

6.             Post-Closing contributions adjustments

6.1          Nutreco Closing Financial Statements

6.1.1       As soon as practicable and in any event by no later than 6 (six) weeks after the Closing Date, Nutreco shall prepare and deliver to Stolt B.V. a draft of the Nutreco Closing Financial Statements.

6.1.2       The draft Nutreco Closing Financial Statements shall be prepared in accordance with the Nutreco Accounting Principles (adapted to IFRS) and will be accompanied by a (draft) unqualified auditor’s statement from Nutreco’s Accountant.

6.1.3       In order to enable Stolt B.V. to review and form an opinion on the preparation and determination of the draft Nutreco Closing Financial Statements, the Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall), subject to reasonable notice, make available such books and records, to the extent relating to the Nutreco Activities, to Stolt B.V. and its representatives and advisers during normal office hours, and shall co-operate with Stolt B.V. and its representatives and advisers both with regard to their review of the preparation and determination of the draft Nutreco Closing Financial Statements and in giving them explanations for fluctuations and movements apparent from the draft Nutreco Closing Financial Statements.

6.1.4       If and to the extent that Stolt B.V. does not within 20 (twenty) Business Days after receipt of the draft Nutreco Closing Financial Statements give written notice to Nutreco that it disagrees with said draft financial statements or any item thereof, the draft Nutreco Closing Financial Statements shall be final and binding on Stolt B.V. (and each relevant member of the Stolt Group) and the Company (and each relevant member of the JV Group) for all purposes. If Stolt B.V. does give such notice within said period, Nutreco and Stolt B.V. shall attempt in good faith to reach agreement in respect of the draft Nutreco Closing Financial Statements and, if they are unable to do so within 20 (twenty) Business Days of such notification, Nutreco or Stolt B.V. may by notice to the other Party require that the draft Nutreco Closing Financial Statements, in whole or in part, be referred to the Reporting Accountants in the terms of Schedule 7 (Part 3). The draft Nutreco Closing Financial Statements will upon their being agreed or determined be referred to as “Nutreco Closing Financial Statements”.

6.1.5       In order to enable the preparation and determination of the draft Nutreco Closing Financial Statements, the Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall) keep all books and records relating to the JV Group, to the extent relating to the Nutreco Activities up-to-date and, subject to reasonable notice, make such books and records available to Nutreco’s representatives and advisers during normal office hours and shall co-operate with such representatives and advisers with regard to the preparation and determination of the draft Nutreco Closing Financial Statements. The Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall), in so far as it is reasonable to do so, make available the services of the employees of the JV Group to assist Nutreco in the performance of Nutreco’s duties and exercise of Nutreco’s rights under this Clause 6.1.

6.2          Stolt Closing Financial Statements

6.2.1       As soon as practicable and in any event by no later than 6 (six) weeks after the Closing Date, Stolt B.V. shall prepare and deliver to Nutreco a draft of the Stolt Closing Financial Statements.

6.2.2       The draft Stolt Closing Financial Statements shall be prepared by Stolt B.V. in accordance with the Stolt Accounting Principles and will be accompanied by a (draft) unqualified auditor’s statement from Stolt’s Accountant. Nutreco shall assist Stolt B.V. and adapt the draft Stolt Closing Financial Statements to IFRS, including the required IFRS adjustments for the assets, and Stolt B.V. shall assist, provide all relevant information and follow Nutreco’s instructions and explanations with regard to the adapting of the draft Stolt Closing Financial Statements to IFRS.

6.2.3       In order to enable Nutreco to review and form an opinion on the preparation and determination of the draft Stolt Closing Financial Statements, the Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall), subject to reasonable notice, make available such books and records, to the extent relating to the Stolt Activities, to Nutreco and its representatives and advisers during normal office hours, and shall co-operate with Nutreco and its representatives and advisers both with regard to their review of the preparation and determination of the draft Stolt Closing Financial Statements and in giving them explanations for fluctuations and movements apparent from the draft Stolt Closing Financial Statements.

6.2.4       If and to the extent that Nutreco does not within 20 (twenty) Business Days after receipt of the draft Stolt Closing Financial Statements give written notice to Stolt B.V. that it disagrees with said draft financial statements or any item thereof, the draft Stolt Closing Financial Statements shall be final and binding on Nutreco (and each relevant member of the Nutreco Group) and the Company (and each relevant member of the JV Group) for all purposes. If Nutreco does give such notice within said period, Stolt B.V. and Nutreco shall attempt in good faith to reach agreement in respect of the draft Stolt Closing Financial Statements and, if they are unable to do so within 20 (twenty) Business Days of such notification, Stolt B.V. or Nutreco may by notice to the other Party require that the draft Stolt Closing Financial Statements, in whole or in part, be referred to the Reporting Accountants in the terms of Schedule 7 (Part 3). The draft Stolt Closing Financial Statements will upon their being agreed or determined be referred to as “Stolt Closing Financial Statements”.

6.2.5       In order to enable the preparation and determination of the Stolt Closing Financial Statements, the Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall) keep all books and records relating to the JV Group, to the extent relating to the Stolt Activities up-to-date and, subject to reasonable notice, make such books and records available to Stolt B.V.’s representatives and advisers during normal office hours and shall co-operate with such representatives with regard to the preparation and determination of the Stolt Closing Financial Statements. The Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall), in so far as it is reasonable to do so, make available the services of the employees of the JV Group to assist Stolt B.V. in the performance of Stolt B.V.’s duties and exercise of Stolt B.V.’s rights under this Clause 6.2.

6.3          Closing Financial Statements Adjustments

6.3.1       Nutreco Contribution Adjustment

If and to the extent that:

(i)            the Nutreco Closing Financial Statements disclose that there have been actions (other than the change of accounting policy to IFRS as such) taken by Nutreco or any member of the Nutreco Group with regard to the Nutreco Activities in the period between 31 August 2004 and the Closing Date which are outside the ordinary course of business and/or in violation of the pre closing covenants set out in Clause 4.1; and

(ii)           such actions have had or will have a negative impact on the JV Group or have had or will have the effect of removing benefits or value from the JV Group,

Nutreco shall, to the extent required on behalf of the relevant member of its Group, pay an amount equal to the financial impact of such actions (i) to the Company or, at the option of Stolt B.V., (ii) to Stolt B.V., on a pro rata parte basis in proportion to Stolt B.V.’s relative stake in the Company, or (iii), if and to the extent the debt capacity of the JV Group is not adversely affected thereby, by another appropriate manner to be agreed between the Parties, provided that it is agreed that any impairment included in the Nutreco Closing Financial Statements in accordance with the instructions of Nutreco’s Accountant will be deemed to have been taken in the ordinary course of business and not in violation of Clause 4.1.

6.3.2       Stolt Contribution Adjustment

If and to the extent that:

(i)            the Stolt Closing Financial Statements disclose that there have been actions (other than the change of accounting policy to IFRS as such) taken by Stolt, Stolt B.V. or any member of the Stolt Group with regard to the Stolt Activities in the period between 31 August 2004 and the Closing Date which are outside the ordinary course of business and/or in violation of the pre closing covenants set out in Clause 4.1; and

(ii)           such actions have had or will have a negative impact on the JV Group or have had or will have the effect of removing benefits or value from the JV Group,

Stolt B.V. shall, to the extent required on behalf of the relevant member of its Group, pay an amount equal to the financial impact of such actions (i) to the Company or, at the option of Nutreco, (ii) to Nutreco, on a pro rata parte basis in proportion to Nutreco’s relative stake in the Company, or (iii), if and to the extent the debt capacity of the JV Group is not adversely affected thereby, by another appropriate manner to be agreed between the Parties, provided that it is agreed that any impairment included in the Stolt Closing Financial Statements in accordance with the instructions of Stolt’s Accountant will be deemed to have been taken in the ordinary course of business and not in violation of Clause 4.1

6.3.3       Interest

Any payment to be made in accordance with this Clause 6.3 shall include interest thereon calculated from 31 August 2004 or the date the relevant out of the ordinary course actions are taken, whichever occurs later, to the date of payment, both days inclusive, at the Interest Rate.

6.3.4       Payment

(i)            The due date for any payment to be made under this Clause 6.3, shall be the 5th (fifth) Business Day (i) after the relevant Closing Financial Statements has been finally determined in accordance with Clause 6.1.3 or 6.2.3 and (ii) it has been agreed or determined that the criteria set out in Clause 6.3.1 and/or 6.3.2, as the case may be, have been satisfied.

(ii)           All payments (including interest payments) made under this Clause 6.3 shall be made on account of the relevant (contributed) JV Activities and the allocation of the (contributed) JV Activities shall be adjusted in accordance with Schedule 2 (Part 4) and Schedule 3 (Part 4).

(iii)          To the extent possible, the payments to be made pursuant to this Clause 6.3, shall be aggregated and discharged by way of set-off.

7.             Post-Closing obligations

7.1          Release of Guarantees

7.1.1       The Parties shall procure that the Company shall (and shall procure that the relevant members of the JV Group shall) with effect from Closing or as soon as practicable thereafter, procure the release of each Party and any member of each Party’s Group from any (joint and/or several) Guarantees given by, assumed by or binding upon such Party or any member of such Party’s Group in relation to any of the liabilities of the JV Group. Pending such release the Parties shall procure that the Company shall indemnify, defend and hold harmless each Party and the other members of its Group against all amounts paid by any of them pursuant to any such Guarantees.

7.1.2       Each Party shall procure, with effect from Closing or as soon as practicable thereafter, the release of each JV Company from any (joint and/or several) Guarantees given by, assumed by or binding upon the JV Company in relation to any liability of a Party or any member of such Party’s Group. Pending such release, the relevant Party shall, as an irrevocable third party stipulation, indemnify, defend and hold harmless the Company and, as an irrevocable third party stipulation, the other members of the JV Group against all amounts paid by any of them pursuant to any such Guarantees.

7.2          Use of names

7.2.1       The Parties shall procure that within a reasonable period after the Closing, but in any event within 3 (three) months after the Closing Date, to the extent applicable, each of the JV Companies changes its name so that it does not contain the name Nutreco, Stolt and Stolt Sea Farm, or any abbreviation thereof or any name or lettering which is likely to be confused with the same and shall provide the relevant Party with appropriate written evidence of such change of name.

7.2.2       The Parties shall procure that the Company shall not, and shall procure that no member of the JV Group shall, as soon as practicable after the Closing, but in any event 12 (twelve) months after the Closing Date, use any trading names, domain names, or registered or unregistered trade marks or logos which contain the name Nutreco, Stolt and Stolt Sea Farm, or any abbreviation thereof or any name or lettering which is confusingly similar to the same. Notwithstanding the foregoing, the Parties shall procure that the Company shall, as soon as practicable after the Closing, but in any event within 12 (twelve) months after the Closing Date, procure that all such trading names, domain names, trade marks and logos are removed from all products, business stationery and other assets held by any member of the JV Group or contributed to the Company pursuant to this Agreement, and from all premises occupied by the Company or any other member of the JV Group.

7.2.3       Notwithstanding the provisions of Clause 7.2.1 and 7.2.2, the Company and the relevant members of the JV Group shall be entitled to continue to use the (trading or domain) names,

trade marks and logos on boats, vessels, plants and buildings until 24 (twenty-four) months after the Closing Date.

7.3          Retention of records

7.3.1       The Parties shall procure that the Company shall (or shall procure that the relevant members of the JV Group shall) retain for a period of 5 (five) years from Closing, or such longer period as may be prescribed by applicable Law, all books, records and other written information relating to each Party’s Group which are at the properties of the JV Group immediately after Closing or which are held by any member of the JV Group pursuant to Closing and, to the extent reasonably required by the relevant Party, shall allow each Party, upon reasonable written notice, access during normal office hours to such books, records and other information, including the right to inspect and take copies (at such Party’s expense).

7.3.2       Each Party shall (or shall procure that the relevant members of such Party’s Group shall) retain for a period of 5 (five) years from Closing, or such longer period as may be prescribed by applicable law, any books, records or other written information relating to the JV Group which are not at the properties of the JV Group immediately after Closing or held by any member of the JV Group pursuant to Closing and, to the extent reasonably required by the Company, shall allow the Company or the relevant member of the JV Group upon reasonable written notice access during normal office hours to such books, records and information, including the right to inspect and take copies (at the Company’s expense).

7.4          Insurance

7.4.1       Termination of coverage

As of the Closing Date, unless the Parties agree otherwise,

(i)            all coverage with respect to the JV Group under the Insurance Policies in respect of events, occurrences or accidents occurring on or after the Closing Date shall be cancelled and terminated, excluding those Insurance Policies in respect of which a JV Group Company is the sole policy holder or named insured; and

(ii)           the Parties shall procure that the Company shall put in place such insurance as it shall deem appropriate in relation to the JV Group.

7.4.2       Pre-Closing occurrences

For a period of 6 (six) months after the Closing Date, each Party shall cause the relevant members of its Group to make available to the JV Group (to the extent permitted under the relevant Insurance Policies), the rights of recovery of members of the relevant Party’s Group under the relevant Insurance Policies in relation to events, occurrences or accidents occurring prior to the Closing Date and which relate exclusively to a member of the JV Group insured by a member of such Party’s Group. Each Party shall, and shall procure that the relevant members of the JV Group shall, co-operate in connection with the handling and administration of these claims. Following this 6 (six) months’ period, the members of the JV Group shall not be entitled to any rights of recovery under any of the Insurance Policies for claims made in respect of events, occurrences or accidents occurring prior to the Closing Date.

7.4.3          Payment of proceeds in respect of insurance claims

Each Party shall (or shall procure that the relevant member of its Group shall) pay to the Company or relevant member of the JV Group the net proceeds (after deduction of all applicable deductibles) received by a member of such Party’s Group on or after the Closing Date in respect of any event which has occurred prior to the Closing and which relates exclusively to a member of the JV Group insured by a member of such Party’s Group, such payment  to be made as soon as practicable after receipt by the relevant member of such Party’s Group and only to the extent that:

(i)            the Losses in respect of which the claim is made have not been made good prior thereto; or

(ii)           the Losses are not the subject of a Warranty, an indemnity or adjustment payable by the relevant Party under this Agreement.

7.4.4       Indemnity

In respect of claims made after the Closing Date and arising in respect of an event, occurrence or accident occurring after the Closing Date, the JV Group shall not have any right to recover any amounts from Nutreco or Stolt B.V. or any member of the Nutreco Group or the Stolt Group, or any of their insurers, and the Parties shall procure that the Company shall be responsible for and shall indemnify, defend and hold harmless each Party and the relevant member of such Party’s Group, from all Losses incurred by such Party or any member of its Group, or its insurers in respect of any claim or attempted claim made on or after the Closing Date under any Insurance Policy by the JV Group or any third party.

7.5          Licences

The Parties shall endeavour that all material licences and permits necessary for the operations of the JV Activities shall be assigned to or shall be registered in the name of the relevant JV Company as soon as reasonably practicable after the Closing Date, unless advised otherwise by the local management of the relevant JV Activities.

7.6          Retirement Benefits

The provisions of Schedule 8 shall apply in respect of Retirement Benefits in relation to the relevant JV Activities.

7.7          Cod impairment adjustment

If and to the extent the performance of the JV Activities relating to Cod which are contributed to the JV Group by Nutreco materially deviate from the results of these activities envisaged in the business plan and budget of the Company in force as at the end of 2005, Nutreco shall pay to Stolt 25% of any impairment resulting therefrom to a maximum of EUR 1,250,000 (one million two hundred thousand euro) minus 25% of the impairment that has been included in the Nutreco Closing Financial Statements in respect of such activities.

7.8          Tax indemnity and covenants

The provisions of Schedule 9 shall apply in respect of Taxes in respect of the JV Activities and, if applicable, in respect of the issuance of the Additional Equity Instruments by the Company to Nutreco and Stolt B.V., respectively.

8.             Warranties

8.1          Nutreco Warranties

8.1.1       Subject to the provisions of this Clause 8 and to Clauses 9 and 10, Nutreco represents and warrants to Stolt B.V. that the Nutreco Warranties are true and accurate in all material respects as at Signing.

8.1.2       Any Nutreco Warranty qualified by the expression “so far as Nutreco is aware” or any similar expression shall be deemed to refer to the knowledge of those members of Nutreco’s corporate staff and senior employees whose names are set out in Schedule 10 (Part 3), who shall be deemed to have knowledge of such matters about which they knew or which they would have discovered, had they made reasonable enquiries.

8.1.3       Nutreco further represents that neither Nutreco, nor any other member of the Nutreco Group nor any of their respective employees, agents or advisors is aware of any breach of the Stolt Warranties or of any fact or circumstance which could give rise to a breach of the Stolt Warranties.

8.2          Stolt Warranties

8.2.1       Subject to the provisions of this Clause 8 and to Clauses 9 and 10, Stolt B.V. represents and warrants to Nutreco that the Stolt Warranties are true and accurate in all material respects as at Signing.

8.2.2       Any Stolt Warranty qualified by the expression “so far as Stolt is aware” or any similar expression shall be deemed to refer to the knowledge of those members of Stolt B.V.’s or Stolt’s corporate staff and senior employees whose names are set out in Schedule 11 (Part 3), who shall be deemed to have knowledge of such matters about which they knew or which they would have discovered, had they made reasonable enquiries.

8.2.3       Stolt B.V. further represents that neither Stolt B.V., Stolt, nor any other member of the Stolt Group nor any of their respective employees, agents or advisors is aware of any breach of the Nutreco Warranties or of any fact or circumstance which could give rise to a breach of the Nutreco Warranties.

8.3          Disclosure

The Warranties are limited by, and the relevant Party shall not be in breach of or liable for any of their respective Warranties in respect of, the matters adequately disclosed in their respective Disclosure Letter.

8.4          Updating of Warranties to Closing

Save as otherwise provided in the respective Warranties, Nutreco and Stolt B.V., respectively, further represent and warrant that the Nutreco Warranties and the Stolt Warranties, respectively, will be true and accurate in all material respects at Closing as if they had been repeated at Closing.

8.5          Liability for breach

8.5.1       In the event of any breach by a Party under this Agreement, the other Party shall not have the right to terminate or rescind this Agreement and the other Party, as its sole and exclusive remedy and subject to any limitations of liability set out in this Agreement, shall have the right to claim the Losses suffered or incurred by it as a result of such breach, it being agreed that a Loss suffered by the relevant member of the JV Group in respect of such breach shall, subject to Clause 8.5.2 and any limitations of liability set out in this Agreement, be deemed to be a Loss suffered by the Party claiming Losses pursuant to a breach of the other Party’s Warranties.

8.5.2       In the event of any breach of a Party’s Warranties, the other Party shall be entitled to claim the Losses suffered or incurred by it, the relevant members of its Group or the relevant members of the JV Group as a result of such breach, provided, that such Losses will be paid to the Company or relevant member of the JV Group, unless the Parties agree otherwise or the Loss concerned is only incurred by a Party or relevant member of its Group and not by any member of the JV Group, in which case the relevant Loss will be paid to such claiming Party itself or a relevant member of its Group on a pro rata parte basis in proportion to its relative stake in the Company.

8.5.3       For purposes of this Agreement, it is agreed that a breach of a Warranty shall occur where the same is untrue or inaccurate in any material respect as at any date on which the same is given.

9.             Limitation of liability

9.1          Time limitation

A Party shall not be liable for a breach of the Warranties given by it unless a notice of the claim is given by the other Party to that Party specifying the matters set out in Clause 11.2:

9.1.1       in the case of any claim under Tax warranties set out in the relevant Warranties, within 30 (thirty) days after expiry of the statutory limitation period applicable in the relevant jurisdiction for the Tax matter giving rise to such claims, including any applicable term during which additional assessments can be levied under the relevant applicable Law; and

9.1.2       in the case of any other claim, within 3 (three) years as of the Closing Date,

provided that there shall be no time limitation for giving notice of any claim under Paragraphs 1, 2.1 and 18.1, 18.2, 18.3, 18.4, 18.5 and 18.6 of Schedule 10 (Part 1) or Paragraphs 1 and 2.1 of Schedule 11 (Part 1).

9.2          Minimum claims

Subject to any other limitations set out in this Agreement, a Party shall only be liable for any breach of the Warranties given by it in respect of any individual claim for a breach of its Warranties (or a series of claims arising from identical facts) if the liability agreed or determined in respect of any such claim or series of claims exceeds EUR 500,000 (five hundred thousand euro). For the avoidance of doubt, where the liability agreed or determined in respect of any such claim or series of claims exceeds EUR 500,000 (five hundred thousand euro), the relevant Party shall be liable for the full amount thereof.

9.3          Aggregate minimum claims

Subject to any other limitations set out in this Agreement, a Party shall only be liable for any breach of the Warranties given by it in respect of any claim or claims if the aggregate amount of such claim(s) exceeds EUR  2,500,000 (two and a halve million euro). For the avoidance of doubt, where the liability agreed or determined in respect of any such claim or claims exceeds EUR 2,500,000 (two and a half million euro), the relevant Party shall be liable for the full amount thereof.

9.4          Provisions

Nutreco or Stolt B.V. shall not be liable for any breach of the Warranties given by it in respect of any claim if and to the extent that any allowance, provision or reserve is made in the Nutreco Accounts or the Stolt Accounts, respectively (and not released prior to Closing) for the matter giving rise to the claim.

9.5          Insurance

A Party shall not be liable for any breach of the Warranties given by it in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance maintained in force by the Company or any member of the JV Group, provided that such Losses or part thereof are actually received under such policy of insurance.

9.6          Net financial benefit

Neither Party shall be liable for any breach of the Warranties given by it in respect of any Losses to the extent of any corresponding savings by or quantifiable net financial benefit to the other Party’s Group or the JV Group arising in respect of such Losses or the facts giving rise to such Losses (whereby a corresponding saving is, for example, without limitation, the amount (if any) by which any Taxation for which a Party would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such Losses).

9.7          Mitigation of Losses

Each Party shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

9.8          Double claims

A Party shall not be entitled to recover from the other Party under this Agreement more than once in respect of the same Losses suffered. Subject to any other limitations set out in this Agreement, (i) in the event that any matter, act, omission or circumstance (or any combination thereof) giving rise to a breach of a Warranty or an indemnity under this Agreement is the subject of an adjustment under Clause 6.3 or payment under Clause7.7, the relevant Party’s claim shall be limited to a claim under said adjustment or payment and (ii) in the event any matter, act, omission or circumstance (or any combination thereof) giving rise to a breach of a Warranty is the subject of an indemnity under this Agreement, the relevant Party’s claim shall be limited to a claim under said indemnity.

9.9          No limitations on indemnities

For the avoidance of doubt, exceptions contained in the respective Disclosure Letters and the limitations of the Parties’ liability set out in Clause 9 shall not affect the relevant Party’s liability under the indemnities in relation to Retirement Benefits pursuant to Clause7.6 or Tax pursuant to Clause 7.8, save as provided in the relevant indemnities.

10.          Indemnities

10.1        Nutreco indemnity

Nutreco shall indemnify, defend and hold harmless Stolt B.V. and the relevant members of the Stolt Group from and against any and all Losses incurred or suffered by any member of the Stolt Group and/or the JV Group directly or indirectly relating to or arising out of the following matters:

10.1.1     any liabilities not related to the Nutreco Activities being contributed or assumed by the JV Group pursuant to Nutreco’s process of disentanglement of the Nutreco Activities from the Nutreco Group under the Nutreco Contribution Plan, including

(i)            any liability of Marine Harvest International B.V., Marine Harvest B.V. and Trouw International Fish B.V. pursuant to Section 2:334 (t) of the Netherlands Civil Code for obligations of Nutreco International B.V., Nutreco B.V. and Trouw International B.V., respectively;

(ii)           any similar liability of members of the Nutreco Group for obligations of the JV Group resulting from the demerger of Nutreco Chile S.A ., if applicable, Marine Harvest Chile S.A. and Nutreco Holding AS pursuant to applicable local (demerger) law;

(iii)          any liability of any Nutreco JV Company or Nutreco JV Business in respect of any activity that is not a Nutreco Activity;

10.1.2     To the extent not provided for in the accounts of a relevant member of the JV Group, (i) litigation in the US between Lafjord USA and Nutreco Holding NV/Marine Harvest Norway AS, (ii) litigation in Norway between Harvest Norway AS and the Central Taxation Office for Large-Sized Companies (Sentralskattekontoret for storbedrifter) before the appeal court (lagmannsretten), (iii) litigation in Norway between Nisja Trading AS and Vestmar AS where Harvest Norway AS is put on a third party notice, (iv) litigation in Canada between Nutreco Canada and AgriMarine Industries Inc. for breach of agreement by Nutreco Canada, (v) lawsuit in Chile filed by Sierramar against Marine Harvest Chile S.A., (vi) litigation in Norway between Marine Harvest Norway AS and Statlandet Eiendomsselskap AS and (vii) litigation in Ireland between Franklin –v- Fanad Sea Fisheries & Others;

10.1.3     The fatality involving a diver at Aultbea (May 2002).

10.2        Stolt indemnity

Stolt B.V. shall indemnify, defend and hold harmless Nutreco and the relevant members of the Nutreco Group from and against any and all Losses incurred or suffered by any member of the Nutreco Group and/or the JV Group directly or indirectly relating to or arising out of the following matters:

10.2.1     any liabilities not related to the Stolt Activities being contributed or assumed by the JV Group pursuant to Stolt’s process of disentanglement of the Stolt Activities from the Stolt Group under the Stolt Contribution Plan, including any liability of any Stolt JV Company or Stolt JV Business in respect of any activity that is not a Stolt Activity;

10.2.2     violations of the Labour Inspection Act in Belgium and improvements and investments resulting therefrom;

10.2.3     the decision of the relevant court in Canada, and possible appeals thereof, setting aside the decision of the Minister of Fisheries to permit the relocation of an aquaculture site from “Eden Island”  to “Humphrey Rock”;

10.2.4     any currently unknown and unperformed obligations resulting from speculative trading in the Stolt Tokyo operation before 1 July 2003 not included or provided for in the Stolt Accounts; and

10.2.5     conducting trading activities through a non-registered “branch” of Stolt Cocoon AS in Singapore.

10.3        Liability

In the event of any liability of Nutreco or Stolt B.V. under the indemnities set out in Clause 10.1 or 10.2, the other Party shall be entitled to claim the Losses suffered or incurred by it, the relevant members of its Group or the relevant members of the JV Group as a result of such breach, provided, that such Losses will be paid to the Company or relevant member of the JV Group, unless the Parties agree otherwise or the Loss concerned is only incurred by a Party or relevant member of its Group and not by any member of the JV Group, in which case the relevant Loss will be paid to such claiming Party itself on a pro rata parte basis in proportion to its relative stake in the Company.

10.4        Indemnity Company

The Parties shall procure that the Company shall indemnify Nutreco and the relevant members of the Nutreco Group from and against any and all Losses incurred or suffered by any of them directly or indirectly relating to or arising out of:

10.4.1     any liability of Nutreco International B.V., Nutreco B.V. and Trouw International B.V. pursuant to Section 2:334(t) of the Netherlands Civil Code for obligations of Marine Harvest International B.V., Marine Harvest B.V. and Trouw International Fish B.V.; and

10.4.2     any similar liability of members of the Nutreco Group for obligations of the JV Group resulting from the demerger of Nutreco Chile S.A., if applicable, Marine Harvest Chile S.A.

and Nutreco Holding AS under applicable local (demerger) laws.

10.5        No limitations

Exceptions contained in the respective Disclosure Letters and the limitations of the Parties’ liability set out in Clause 9 shall not affect the relevant Party’s liability under this Clause 10.

11.          Claims

11.1        Notification of potential claims

11.1.1     If the Company or any member of the JV Group becomes aware of any matter or circumstance that may give rise to a claim of a Party (the “Indemnified Party”) against another Party (the “Indemnifying Party”) under this Agreement, the Company shall as soon as reasonably possible notify the Parties thereof.

11.1.2     If the Indemnified Party becomes aware of any matter or circumstance that may give rise to a claim against the Indemnifying Party under this Agreement, the Indemnified Party shall as soon as reasonably possible contact the Indemnifying Party and as soon as reasonably possible thereafter but in any event within 40 (forty) Business Days give a notice in writing to the Indemnifying Party setting out such information as is reasonably available to the Indemnified Party and is reasonably necessary to enable the Indemnifying Party to assess the merits of the claim and to act to preserve evidence.

11.2        Notification of claims

Without detracting from Clause 11.1, notices of claims under this Agreement shall be given by the Indemnified Party to the Indemnifying Party within the time limits as specified in Clause 9 in the event of a claim for breach of a Warranty and within a reasonable period of time in the event of any other claims, specifying, to the extent reasonably available, information of the legal and factual basis of the claim and the evidence on which the Indemnified Party relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim.

11.3        Costs

If a Party has initiated a claim against the other Party pursuant to the relevant Warranties or indemnities under this Agreement and such claim is awarded or determined pursuant to the relevant dispute settlement provisions set out in this Agreement, the Company shall pay and reimburse the reasonable costs incurred by the claiming Party in relation thereto.

11.4        Procedure for third party claims

If the claim notified to the Indemnifying Party is a result of or in connection with a claim by or liability to a third party then:

11.4.1     no admissions in relation to such third party claim shall be made by or on behalf of the Indemnified Party or any member of the JV Group and the claim shall not be compromised,

disposed of or settled without the prior written consent of the Indemnifying Party;

11.4.2     the Indemnifying Party shall be entitled at his own expense, by notice to the Indemnified Party and the Company (and the Parties shall procure that the Company and the relevant member of the JV Group shall co-operate with the Indemnifying Party) to take action to avoid, dispute, defend, appeal, compromise or contest such claim or liability and the Indemnified Party shall, and the Parties shall procure that the relevant members of the JV Group shall, at the reasonable request of the Indemnifying Party allow the Indemnifying Party to act in the name of and on behalf of the Indemnified Party or relevant member of the JV Group concerned and to control the conduct of any related proceedings, negotiations or appeals;

11.4.3     where the Indemnifying Party has issued a notice pursuant to Clause 11.4.2, the Indemnified Party shall, and the Parties shall procure that all relevant members of the JV Group shall give, subject to their being paid reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party may reasonably request for the purpose referred to in Clause 11.4.2, including instructing such professional or legal advisers as the Indemnifying Party may nominate to act on behalf of the Indemnified Party or relevant member of the JV Group concerned but in accordance with the Indemnifying Party’s instructions, it being agreed that the Indemnifying Party shall keep the Indemnified Party and the Company informed of all relevant matters relating to the claim and shall forward or procure to be forwarded to the Indemnified Party and the Company copies of all material external correspondence (other than such correspondence as is subject to legal professional privilege) relating to the claim; and

11.4.4     the Parties shall give reasonable consideration to the interest of the Indemnifying Party hereunder in minimizing any compensation to be paid to the third party and the JV Group’s interest in maintaining a good business relationship between the JV Group and the third party.

11.5        Information

The Company shall, subject to reasonable notice, make such books, records and other information available to the Parties as reasonably required by them in connection with the making of or, as the case may be, the defending against, claims referred to in this Clause 11.

12.          Joint and several liability Stolt; relationship Stolt B.V. and Stolt

12.1        Joint and several liability

Stolt shall be jointly and severally liable for all obligations of Stolt B.V. under this Agreement.

12.2        Representation

To the extent Stolt and Stolt B.V. both have the same rights under this Agreement, Stolt B.V. and Stolt shall be exclusively represented by Stolt B.V. and only Stolt B.V. shall have the right to exercise and enforce such rights on behalf of Stolt and Stolt B.V. together.

12.3        Communication

For the purpose of this Agreement, a notice, communication or the provision of information made by Nutreco to Stolt B.V. shall be deemed to have been made to Stolt as well.

13.          IPO

The Parties shall agree on an appropriate arrangement to enable the Company to enforce the rights of a Party pursuant to the Warranties and indemnities under his Agreement against the other Party, if and when the financial advisors involved in the process of an IPO advise that such an arrangement enhances the feasibility and conditions of the IPO.

14.          Confidentiality

14.1        Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of a Party’s Group without the prior written approval of the other Party. This shall not apply to any announcement or circular required by Law or the rules of any recognised stock exchange on which the shares of either Party are listed, provided that the Party with an obligation to make an announcement or issue a circular shall consult with the other Party insofar as is reasonably practicable before complying with such an obligation.

14.2        Confidentiality undertaking

14.2.1     The Confidentiality Agreement and the Memorandum of Understanding shall cease to have any force or effect from Closing.

14.2.2     Subject to Clause 14.2.1 and Clause 14.2.3 each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)            the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(ii)           the negotiations relating to this Agreement (and any such other agreement); or

(iii)          a Party to this Agreement and the business carried on by it or any member of its Group and the JV Group.

14.2.3     Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)            the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Party are listed;

(ii)           the disclosure or use is required to vest the full benefit of this Agreement in any Party;

(iii)          the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this

Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(iv)          the disclosure is made to professional advisers of any Party on terms that such professional advisers undertake to comply with the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement;

(v)           the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vi)          the other Party has given prior written approval to the disclosure or use; or

(vii)         the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 14.2.3(i),(ii), or (iii), the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15.          Miscellaneous

15.1        Further assurances

Each of the Parties shall, and shall procure that relevant members of its Group and the JV Group shall, from time to time do all things as may be required to give effect to, and to give any Party the full benefit of, this Agreement and all other agreements contemplated hereby, including the execution of all necessary deeds and documents, procuring the convening of all necessary meetings, the giving of all necessary waivers and consents and the passing of all necessary resolutions and otherwise exercising all powers and rights available to them.

15.2        Whole agreement

15.2.1     This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at Signing, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

15.2.2     Each Party acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly set out in this Agreement.

15.3        No assignment

Except as otherwise expressly provided in this Agreement, no Party may, unless with the prior written consent of the other Parties, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

15.4        Waiver

No waiver of any provision of this Agreement shall be effective unless in writing and signed by or on behalf of the waiving Party.

15.5        Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

15.6        Third party rights

Save as expressly otherwise stated, this Agreement does not contain a stipulation in favour of a third party.

15.7        Rescission

Without prejudice to Clause 3.3.3, each Party waives its right to rescind this Agreement on the basis of Section 6:265 of the Netherlands Civil Code.

15.8        Method of payment

15.8.1     Wherever in this Agreement provision is made for a payment to be made or procured by a Party, such Party shall arrange that such payment shall be made by it for itself and on behalf of the relevant member of its Group to the relevant other Party for itself and on behalf of the relevant member of its Group.

15.8.2     Any such payments shall be effected by the Party obliged to make the payment crediting for same day value the account specified by Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

15.8.3     Payment of a sum in accordance with this Clause shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.9        Costs

Unless this Agreement provides otherwise, all costs (including any capital, stamp, transfer, registration, VAT, sales and other similar Taxes, duties, fees and charges and all notarial fees) which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. All capital, stamp, transfer, registration, VAT, sales and other similar Taxes, duties, fees and charges and all notarial fees payable by the Company or a JV Company in connection with the transfer or completion of the relevant contribution of JV Activities under this Agreement shall be reimbursed in full by the Party responsible for making the relevant contribution, or, to the extent the relevant members of the JV Group have to pay such Taxes and fees, shall be reimbursed to the relevant member of the JV Group by such contributing Party.

15.10      Interest

If any Party defaults in the payment when due of any sum payable under this Agreement, the liability of that Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at the Interest Rate.

15.11      Notices

15.11.1  Any notice in connection with this Agreement (a “Notice”) shall be:

(i)            in writing in English; and

(ii)           delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

15.11.2  A Notice to Nutreco shall be sent to Nutreco at the following address, or such other person or address as Nutreco may notify to Stolt B.V. and the Company from time to time:

Nutreco:

Address:	Prins Frederiklaan 4
3818 KC Amersfoort
The Netherlands
Fax:	+31 33 442 6104
E-mail:	legal@nutreco.com
Attention:	Company Secretary

15.11.3  A Notice to Stolt B.V. shall be sent to Stolt B.V. at the following address, or such other person or address as Stolt B.V. may notify to Nutreco and the Company from time to time:

Stolt B.V.:

Address:	Karel Doormanweg 25
3115 JD Schiedam
The Netherlands
Fax:	c/o +44 20 761 189 66
E-mail:	jengelhardtsen@sntg.com
Attention:	Jan Engelhardtsen, CFO

15.11.4  A Notice to Stolt shall be sent to Stolt at the following address, or such other person or address as Stolt may notify to Nutreco and the Company from time to time:

Stolt:

Address:	Aldwych House, 71-91 Aldwych
London WC2B 4 HN
England
Fax:	+44 20 761 189 66
E-mail:	jengelhardtsen@sntg.com
Attention:	Jan Engelhardtsen, CFO

15.11.5  A notice to the Company shall be sent to the Company at the following address, or such other person or address as the Company may notify to Nutreco and Stolt B.V. from time to time:

Marine Harvest:

Address:	Prins Frederiklaan 4
3818 KC Amersfoort
The Netherlands
Fax:	+31 33 422 6106
E-mail:	hans.den.bieman@nutreco.com
Attention:	Hans den Bieman

15.11.6  A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)            at the time of delivery, if delivered by hand, registered post or courier; and

(ii)           at the time of transmission in legible form, if delivered by fax.

15.12      Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law:

15.12.1  such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected;

15.12.2  the Parties shall use reasonable endeavours to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

15.13      Notary Rules of Professional Conduct

With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to Nutreco in connection with, or acts as counsel for or on behalf of  Nutreco in the event of any dispute relating to, this Agreement or any related agreement, and that (ii) a civil law notary of De Brauw Blackstone Westbroek N.V. executes deeds connected with this Agreement or any related agreement.

15.14      Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

15.15      Completion of Schedule

15.15.1  The Parties acknowledge and agree that Schedule 2 (Part 4) (Allocation of Nutreco Activities), Schedule 3 (Part 4) (Allocation Stolt Activities) and certain Schedules to Schedule 5 (Shareholders Agreement: Schedule 3 (Part 3) (Stolt Cod and Halibut Activities), Schedule 5 (Part 2 (Initial Budget) and Schedule 5 (Part 3) (management accounts)) need to be (further) prepared and agreed, supplemented and/or, as the case may be, amended after the Signing Date and prior to the Completion Date, if applicable on the basis of the draft of the Schedules as existing as per the Signing Date.

15.15.2  Each relevant Party shall use all reasonable endeavours and negotiate in good faith to complete and agree on the relevant Schedules referred to in Clause 15.15.1.

15.15.3  Upon completion and agreement on the relevant Schedules referred to in Clause 15.15.1, the Parties shall initial the relevant Schedule and add the Schedule to this Agreement, after which the Schedule will form part of this Agreement.

15.16      Dispute resolution

15.16.1  The Parties shall attempt in good faith to resolve promptly any dispute, controversy or claim arising out of or relating to this Agreement, including disputes concerning the existence and validity of the Agreement, by negotiation, with the exception of disputes with regard to the determination of the Closing Financial Statements which are to be resolved by the Reporting Accountants in accordance with Schedule 7 (Part 3). If the matter cannot be resolved in the normal course of business any interested Party shall give the other Party written notice of any such dispute not resolved, after which the dispute will be referred to senior executives of the Parties, who shall similarly attempt to resolve the dispute.

15.16.2  If the dispute referred to in Clause 15.16.1 has for whatever reason not been resolved by negotiation within the 20 (twenty) Business Days of the disputing Party’s written notice, such dispute shall be finally settled by arbitration in accordance with the Rules of the International Chamber of Commerce. The place of arbitration shall be Amsterdam. The language to be used in the arbitration proceedings shall be English.

15.16.3  Any dispute as to whether a matter qualifies as (i) a dispute with regard to the determination of the Closing Financial Statements which is to be resolved by the Reporting Accountants pursuant to Schedule 7 (Part 3) or (ii) a dispute which is to be resolved pursuant to Clauses 15.16.1 or 15.16.2, shall be exclusively settled in accordance with negotiation or arbitration pursuant to Clauses 15.16.1 or 15.16.2, respectively.

15.16.4  Clauses 15.16.1 and 15.16.2 shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

15.17      Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of the Netherlands.

In WITNESS WHEREOF Nutreco, Stolt B.V. and Stolt have executed this Agreement on this third day of December 2004

SIGNED by B. Verwilghen

on behalf of Nutreco Holding N.V.

SIGNED by N.G. Stolt-Nielsen

on behalf of Stolt Nielsen Transportation Group Limited on behalf of Stolt Sea Farm Investments B.V. i.o.

SIGNED by N.G. Stolt-Nielsen

on behalf of Stolt-Nielsen S.A.

Signed by the Company on this third day of  December, 2004 (i) for acknowledgement of the agreement between Nutreco Holding N.V. and Stolt-Nielsen S.A. contained in this Agreement in respect of the Transaction, and (ii) for agreement with Clauses 2.3, 5.2, 5.3, 5.5, 6, 7.1, 7.2, 7.3, 7.4, 10.4, 11 and 13.

SIGNED by A. van Driel

on behalf of Marine Harvest N.V.

Schedule 1            Definitions

(Clause 1.1)

“Additional Equity Instruments” means the Nutreco Additional Equity Instrument and the Stolt Additional Equity Instrument and “Additional Equity Instrument” means any one of them or the relevant one of them, as the context requires;

“Agreement” means this contribution agreement and the schedules thereto;

“Business Agreements” means the Supply Agreement, the Transitional Services Agreement and the Tuna Supply Agreement;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the Netherlands or Norway;

“Closing” means the performance of the actions set out in Clause 5.2;

“Closing Date” means the date on which Closing commences;

“Closing Financial Statements” means the Nutreco Closing Financial Statements and the Stolt Closing Financial Statements or any one of them or the relevant one of them, as the context requires;

“Company” means Marine Harvest N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Amersfoort, and address at Prins Frederiklaan 4, 3818 KC Amersfoort, the Netherlands;

“Company’s Amended Articles of Association” means the articles of association of the Company as they will be in force after the execution of the deed of amendment attached as Annex 3 to Schedule 4;

“Conditions Precedent” means the conditions set out in Clause 3.1, and “Condition Precedent” means any one of them or the relevant one of them, as the context requires;

“Confidentiality Agreement” means the confidentiality agreement dated 27 January 2004 between Nutreco and Stolt pursuant to which each party to the Confidentiality Agreement made available to representatives of the other party thereto certain information relating to their respective JV Activities;

“Contribution Plans” means the Nutreco Contribution Plan and the Stolt Contribution Plan and “Contribution Plan” means any one of them or the relevant one of them, as the context requires;

“Deferred Activities” has the meaning set out in Clause 5.4.1;

“Deferred Condition” has the meaning set out in Clause 5.4;

“Disclosure Letters” means the Nutreco Disclosure Letter and the Stolt Disclosure Letter and “Disclosure Letter” means any one of them or the relevant one of them, as the context requires;

“Encumbrance” means any claim, charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing;

“Event” means any transaction, act, omission or event of whatsoever nature and includes any change in the residence of any person for the purposes of any Taxation and references to an Event effected prior to the Closing Date, including references to a transaction completed after the Closing Date in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, incurred or entered into prior to the Closing Date;

“Governmental Authority” means, to the extent it has jurisdiction, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or otherwise authority, or any national government, any legislature, any political subdivision of a national government or of any state, county, province or local jurisdiction therein or any agency or instrumentality of any such government or political subdivision;

“Group” means the Nutreco Group, the JV Group and/or the Stolt Group, as the context requires;

“Guarantee” means any guarantee, indemnity, surety, letter of comfort or other assurance, security, right of set-off, obligation to contribute or undertaking given by a person to secure or support the obligations (actual or contingent) of any other person, whether given directly or by way of counter-indemnity;

“Insurance Policies” means all insurance policies in effect at Signing in which a JV Company or a member of the relevant Group (in relation to a JV Business) is an insured party;

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Interest Rate” means 3 (three) months EURIBOR increased with 2% (two percent) per annum compounded on a daily basis;

“Intra-Group Payables” means, in relation to each JV Group Company, all amounts owed by said JV Company to a member of a Party’s Group (other than the JV Group) in respect of loans and other indebtedness, including dividends, intra-group service fees and amounts due in respect of Taxation paid by another member of a Party’s Group on its behalf (together in each case with accrued interest thereon) as at the end of the Business Day immediately preceding the Closing Date, but excluding any trading debt, and any cash or third party indebtedness of said JV Company;

“Intra-Group Receivables” means, in relation to each JV Company, all amounts owed by a member of a Party’s Group (other than the JV Group) to said JV Company in respect of loans and other indebtedness at the end of the Business Day immediately preceding the Closing Date, but excluding any trading debt, intra-group service fees and any cash or third party indebtedness of said JV Company;

“IPO” means an initial public offering of the Company;

“JV Businesses” means the Nutreco JV Businesses and the Stolt JV Businesses after the Closing and “JV Business” means any one of them or the relevant one of them, as the context requires;

“JV Activities” means the Nutreco Activities and the Stolt Activities jointly;

“JV Companies” means the Nutreco JV Companies and the Stolt JV Companies after the Closing and “JV Company” means any one of them or the relevant one of them, as the context requires;

“JV Group” means the Company and its subsidiaries, including as of the Closing, the JV Companies and (the persons which legally own) the JV Businesses;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority;

“Losses” means all damage, losses, liabilities, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands;

“Managing Board Rules” means the rules on the internal organisation and proceedings of the managing board of the Company as amended from time to time, attached as Annex 4 to Schedule 4;

“Material Adverse Change” means any facts or circumstances that have or can reasonably be expected to have such material effect as to threaten the continuity of the business of the Nutreco Activities, the Stolt Activities, the Nutreco Group and/or the Stolt Group or to have a material adverse effect (financially or otherwise) on the business, assets, results or prospects of the Nutreco Activities, the Stolt Activities, the Nutreco Group and/or the Stolt Group;

“Member States” means the member states of the European Union from time to time, and “Member State” means any of them or the relevant one of them, as the context requires;

“Memorandum of Understanding” means the Memorandum of Understanding between Stolt and Nutreco entered into on 11 September 2004;

“Non-EU Country” means any country that is not a Member State;

“Notary” means civil law notary Paul Klemann, or any other civil law notary of De Brauw Blackstone Westbroek N.V., whose office is at Tripolis 100/300, Burgerweeshuispad 301, 1076 HR Amsterdam, the Netherlands;

“Notice” has the meaning set out in Clause 15.11.1;

“Nutreco” means Nutreco Holding N.V., a limited liability company incorporated in the Netherlands;

“Nutreco’s Accountant” means KPMG;

“Nutreco Accounting Principles” has the meaning defined in Schedule 7 (Part 1);

“Nutreco Accounts” means the pro forma balance sheet in respect of the Nutreco Activities for the 8 (eight) months period ended on 31 August 2004, as set out in Schedule 12;

“Nutreco Activities” has the meaning given in recital A, as further specified in Schedule 2 (Part 1) and Schedule 2 (Part 2);

“Nutreco Additional Equity Instrument” has the meaning given in Schedule 9 (Part 2);

“Nutreco Closing Financial Statements” means the balance sheet, profit and loss account, cash flow statement and statement of movement on shareholders’ equity in respect of the Nutreco JV Activities for the period from 31 August 2004 until and including the Closing Date, including an explicit explanation and demonstration of any impact of a change in accounting policy (e.g. to IFRS) from the one used in the Nutreco Accounts;

“Nutreco Contributed Shares” means, in relation to the Nutreco JV Companies, the shares specified in Schedule 2 (Part 1);

“Nutreco Contribution Plan” means the disentanglement and contribution plan set out in Schedule 2 (Part 3);

“Nutreco Data Rooms” means the data rooms containing documents and information relating to the Nutreco Group made available by Nutreco, the contents of which are listed in annex 1 to the Nutreco Disclosure Letter;

“Nutreco Disclosure Letter” means the letter dated the Signing Date from Nutreco to Stolt B.V. attached as Schedule 10 (Part 2);

“Nutreco Group” means Nutreco and its subsidiaries, excluding, where applicable and after Closing, the Nutreco JV Companies and Nutreco JV Businesses;

“Nutreco Initial Contribution” means the payment of EUR 45,000 (forty five thousand Euro) in respect of the Nutreco Initial Shares issued to Nutreco at the Company’s incorporation;

“Nutreco Initial Shares” means 45,000 (forty five thousand) shares in the capital of the Company issued to Nutreco at the Company’s incorporation;

“Nutreco JV Businesses” means the unincorporated businesses carried on by the relevant members of the Nutreco Group to be contributed to the Company, particulars of which are contained or referred to in Schedule 2 (Part 2), and “Nutreco JV Business” means anyone of them or the relevant one of them, as the context requires;

“Nutreco JV Companies” means the Companies, to be contributed by Nutreco to the Company and particulars of which are set out in Schedule 2 (Part 1) and “Nutreco JV Company” means anyone of them or the relevant one of them, as the context requires;

“Nutreco’s Lawyers” means De Brauw Blackstone Westbroek N.V. of Tripolis 300, Burgerweeshuispad 301, 1076 HR Amsterdam, the Netherlands;

“Nutreco L&K Karlsen Interest” means Nutreco’s interest in L&K Karlsen Holding AS;

“Nutreco Shares” means the shares in the capital of the Company held by Nutreco immediately after Closing, being the Nutreco Initial Shares equalling to 75% of the total issued and outstanding share capital of the Company;

“Nutreco Warranties” means the statements set out in Schedule 10 (Part 1) and the Tax warranties of Nutreco set out in Schedule 9 (Part 3);

“Parties” means Nutreco, Stolt B.V. and Stolt collectively and a “Party” means any of them or the relevant one of them, as the context requires;

“Permitted Encumbrances” means (i) security interests arising in the ordinary course of business or by operation of law, (ii) security interests arising under sales contracts with title retention provisions and equipment leases with third parties involving expenditure of less than EUR 100,000 (one hundred thousand euro) per year and entered into in the ordinary course of business, and (iii) security interests for Taxes and other governmental charges which are not due and payable or which may be paid without penalty;

“Regulation” has the meaning set out in Clause 3.1.1;

“Reporting Accountants” means a firm of accountants to be agreed by Nutreco and Stolt B.V. within (5) five Business Days of a notice by Nutreco to Stolt B.V., or vice versa, requiring such agreement or, failing such agreement, to be nominated, on the application of Nutreco or Stolt B.V., by or on behalf of the chairman of the Royal Netherlands Institute of Chartered Accountants (‘NIVRA’);

“Shareholders Agreement” means the shareholders agreement to be entered into between Nutreco, Stolt B.V. and Stolt and co-signed for acknowledgement by the Company at Closing in the form of Schedule 5;

“Signing” means the signing by the Parties of this Agreement;

“Signing Date” means the day on which the Party last signing this Agreement has signed this Agreement;

“Stolt” means Stolt-Nielsen S.A., a limited liability company incorporated in Luxembourg;

“Stolt’s Accountant” means Deloitte;

“Stolt Accounting Principles” has the meaning defined in Schedule 7 (Part 2);

“Stolt Accounts” means the pro forma balance sheet in respect of the Stolt Activities as at 31 August 2004, as set out in Schedule 13;

“Stolt Activities” has the meaning given in recital B, as further specified in Schedule 3 (Part 1) and Schedule 3 (Part 2);

“Stolt Additional Equity Instrument” has the meaning given in Schedule 9 (Part 2);

“Stolt B.V.” means Stolt Sea Farm Investments B.V., a private company with limited liability incorporated in the Netherlands;

“Stolt Closing Financial Statements” means the balance sheet, profit and loss account, cash flow statement and statement of movement on shareholders’ equity in respect of the Stolt Activities for the period from 31 August 2004 until and including the Closing Date, including an explicit explanation and demonstration of any impact of a change in accounting policy (e.g. to IFRS) from the one used in the Stolt Accounts;

“Stolt Contributed Shares” means, in relation to the Stolt JV Companies, the shares specified in Schedule 3 (Part 1);

“Stolt Contribution Plan” means the disentanglement and contribution plan, steps and process set out in Schedule 3 (Part 3);

“Stolt Data Rooms” means the data rooms containing documents and information relating to the Stolt Group made available by Stolt, the contents of which are listed in annex 1 to the Stolt Disclosure Letter;

“Stolt Disclosure Letter” means the letter dated the Signing Date from Stolt B.V. to Nutreco attached as Schedule 11 (Part 2);

“Stolt Group” means Stolt and its subsidiaries, excluding, if applicable and after Closing, the Stolt JV Companies and Stolt JV Businesses;

“Stolt JV Businesses” means the unincorporated businesses carried on by the relevant members of the Stolt Group to be contributed to the Company, particulars of which are contained or referred to in Schedule 3 (Part 2), and “Stolt JV Business” means anyone of them or the relevant one of them, as the context requires;

“Stolt JV Companies” means the Companies, to be contributed by Stolt B.V. to the Company and particulars of which are set out in Schedule 3 (Part 1) and “Stolt JV Company” means anyone of them or the relevant one of them, as the context requires;

“Stolt Lawyers” means Freshfields Bruckhaus Deringer of Apollolaan 151, 1077 AR, Amsterdam, the Netherlands;

“Stolt Shares” means the shares in the capital of the Company held by Stolt B.V. immediately after Closing, being 15.000 (fifteen thousand) shares equalling to 25% of the total issued and outstanding share capital of the Company;

“Stolt Warranties” means the statements set out in Schedule 11 (Part 1) and the Tax warranties of Stolt set out in Schedule 9 (Part 4);

Supervisory Board Rules” means the rules of the internal organisation and proceedings of the supervisory board of the company as amended from time to time, attached as Annex 5 to Schedule 4;

“Supply Agreement” means the Supply Agreement to be entered into at Closing between Skretting AS and its relevant subsidiaries and the Company substantially in the form of Schedule 5;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset values, turnover, gross receipts, added value or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person, and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Transaction” means the entering into by the Parties of the joint venture in respect of the JV Activities to be undertaken by the Company and the contribution of the JV Activities to the Company;

“Transitional Services Agreement” means the Transitional Services Agreement to be entered into at Closing between Nutreco and the Company substantially in the form of Schedule 5;

“Tuna Supply Agreement” means the Tuna Supply Agreement to be entered into at Closing between the relevant members of the Stolt Group and the relevant members of the JV Group;

“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogation from) the Directive 77/338/EEC, and outside the European Union, any Taxation levied by reference to added value, or sales or other similar transaction Taxes;

“Warranties” means Nutreco Warranties and/or Stolt Warranties, as appropriate.

Schedule 2                            Nutreco Activities

Schedule 2 (Part 1)             Nutreco JV Companies

The Nutreco JV Companies are the companies as accounted for and, to the extent applicable, reflected in the Nutreco Accounts and include the (existing or to be incorporated) companies listed below. All Nutreco JV Companies are (indirectly) 100% subsidiaries, unless stated otherwise in this Schedule or the Annex thereto or in Schedule 10 Part 2 Nutreco’s Disclosure Letter.

Name Nutreco JV Company	Name of company Nutreco Activities were transferred from (if applicable)

The Netherlands
Marine Harvest International Fish B.V.	Nutreco International B.V.
Marine Harvest B.V.	Nutreco B.V.
[Trouw International Fish B.V.]	Trouw International B.V.
Marine Harvest Europe B.V.
Chile
[Nutreco Fish Chile SA]	Nutreco Chile SA
Marine Harvest Chile SA
Norway
[Nutreco Holding Fish AS]	Nutreco Holding AS
Cod Culture Norway AS
Marine Harvest AS and its subsidiaries as described in Annex 1 to this Schedule
Scotland
Marine Harvest Scotland Ltd.
Pairc Salmon Ltd.
Atlantic Sea Products Ltd.
Followstart Ltd.
Marine Harvest McConnell Ltd.
Borsea Ltd.
Borsea Hatcheries Ltd.
Marine Harvest (Properties) Ltd.
Eishken Estate Ltd.
McConnell Salmon Ltd.
Ireland
Marine Harvest Fanad Ltd.
Fanad Fisheries Trading Ltd.
Bradan Fanad Teo
Bradan (Maoil Rua) Teo
Fanad Pettigeo Teo
Bradan Proiseal Teo (only 15% of the shares are held within the Nutreco JV Group)
Japan
Nutreco Aquaculture Japan KK
Canada
Canada Newco [Note: if no Stolt entity is used]

IThe fish assets from Nutreco Canada Inc. will be transferred to Canada Newco
[Note: if a Stolt entity is used the fish assets will be directly transferred from Nutreco Canada Inc. to the Stolt entity]

Poland
Poland Newco	Fish assets to be transferred from Trouw Nutrition Polska SpZoo
France
Marine Harvest SAS France
United States
Marine Harvest America Inc.
US Newco	Fish assets to be transferred from Marine Harvest USA
Australia
Australian Newco	Fish assets to be transferred from Gibson’s Ltd.

Schedule 2 (Part 2)             Nutreco JV Businesses

The Nutreco JV Businesses are the businesses as accounted for and, to the extent applicable, reflected in the Nutreco Accounts, including the businesses and assets listed below.

France

Marine Harvest France SNC

Ireland

Irish Salmon Producer Group (15% is owned within the Nutreco JV Group)

Canada

The fish assets of Nutreco Canada Inc. (which will be transferred to either Canada Newco or the Stolt entity)

Poland

Fish assets of Trouw Nutrition Polska SpZoo

United States of America

Fish assets of Marine Harvest USA

Australia

Fish assets of Gibson’s Ltd.

Schedule 2 (Part 3)             Nutreco Contribution Plan

Please find below an overview per jurisdiction of the main steps that will be taken in order to disentangle Nutreco’s fish farming business from its other businesses. The overview is based on the Disentanglement Plans prepared by Nutreco’s local counsel, in which the steps included in this memorandum are outlined in detail.

1              The Netherlands

1.     Demerger of Trouw International B.V. pursuant to which the shares in Marine Harvest Europe B.V. (and [Nutreco Chile Fish SA] (20%), see below) will be separated into a new company, [Trouw International Fish B.V.], and all other activities will remain within Trouw International B.V.

2.     Demerger of Nutreco B.V. pursuant to which the shares in [Trouw International Fish B.V.] will be separated into a new company, Marine Harvest B.V., and all other activities will remain within Nutreco B.V.

3.     Demerger of Nutreco International B.V. pursuant to which all of the fish assets will be separated into a new company, Marine Harvest International B.V., and all other activities will remain within Nutreco International B.V.

4.     Transfer of shares in Marine Harvest Scotland Ltd. by Nutreco Holding N.V. to Marine Harvest International B.V. in exchange for shares.

5.     Contribution by Nutreco Holding N.V. in exchange for shares of Marine Harvest International B.V. to a newly incorporated holding company, Marine Harvest N.V., which will be the joint venture company.

2              Chile

1.     Transfer of “feed assets” from Marine Harvest Chile SA to Nutreco Chile SA.

[Note: depending on the outcome of the valuation it might be decided that, instead of the transfer of the feed assets, Marine Harvest Chile will be demerged to separate the feed assets]

2.     Demerger under Norwegian law of Nutreco Holding AS (see below), pursuant to which 25% of the shares in Marine Harvest Chile SA will be separated to a new company, [Nutreco Holding Fish AS] and the other assets will remain within Nutreco Holding AS.

2.     Demerger of Nutreco Chile SA pursuant to which the shares in Marine Harvest Chile SA and the associated leased assets will be separated into a new company, [Nutreco Chile Fish SA], and all other activities will remain within Nutreco Chile SA.

Consequences of the demerger of Trouw International B.V. (Netherlands step 1)

Pursuant to the demerger of Trouw International B.V. the shares held by Trouw International B.V. prior to its demerger in Nutreco Chile Fish SA (20%) will be separated to [Trouw International Fish B.V.]

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares held by Nutreco International B.V. prior to its demerger in Nutreco Chile Fish SA (80%) will be separated to [Nutreco International Fish B.V.].

3              Norway

1.     Transfer of the shares in Aqua Gen AS held by Skretting AS to Marine Harvest Norway AS.

2.     Demerger of Nutreco Holding AS, pursuant to which 25% of the shares in Marine Harvest Chile SA will be separated to a new company, [Nutreco Holding Fish AS] and the other assets will remain within Nutreco Holding AS.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Marine Harvest AS, Cod Culture Norway AS and [Nutreco Holding Fish AS], will be separated to Marine Harvest International B.V..

4              United Kingdom

After the demerger of Nutreco International B.V, the following step will be taken in the UK:

1.     Transfer of shares in Marine Harvest Scotland Ltd. by Nutreco Holding N.V. to Marine Harvest International B.V. in exchange for shares.

5              Ireland

1.     Payment of a dividend to Trouw Aquaculture Ltd., in order to reduce the value of Marine Harvest Fanad to less than its tax value of EUR 12.5 million.

2.     Sale of shares in Marine Harvest Fanad Ltd. to Nutreco International B.V.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Marine Harvest Fanad Ltd., will be separated to Marine Harvest International B.V..

6              Japan

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Nutreco Aquaculture Japan KK will be separated to Marine Harvest International B.V..

7              Canada

1.     Establishment of Canada Newco, a new company to be incorporated by Nutreco International B.V. or designation of an existing Stolt entity to which the Canadian fish farming assets can be separated.

2.     Transfer of the fish farming assets from Nutreco Canada Inc. to Canada Newco, or the designated Stolt entity.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Canada Newco will be separated to Marine Harvest International B.V. If instead of Canada Newco an existing Stolt entity will be used (see under 1 and 2 above) the demerger of Nutreco International B.V. will have no consequences for the joint venture.

8              Poland

1.     Establishment Poland Newco, a new company to be incorporated by Nutreco International B.V.

2.     Sale of the fish assets of Trouw Nutrition Polska to Poland Newco.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Poland Newco will be separated to Marine Harvest International B.V..

9              France

1.     Sale of shares in Marine Harvest France S.A.S. by Nutreco France S.A.S. to Nutreco International B.V.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Marine Harvest France S.A.S. will be separated to Marine Harvest International B.V..

10           United States

1.     Establishment of US Newco, a new company to be incorporated by Nutreco International B.V.

2.     Liquidation and dissolution of Euribrid Inc., pursuant to which the shares in Marine Harvest USA Inc. will be directly held by Anchor USA Inc.

3.     Liquidation and dissolution of Marine Harvest USA Inc., pursuant to which the assets and liabilities of Marine Harvest USA Inc. pass to Anchor USA Inc.

4.     Issuance of US Newco shares to Nutreco International B.V.

5.     The transfer to US Newco of certain of assets and liabilities received by Anchor USA Inc.  in step 3.

6.     The issuance of the shares in Marine Harvest America Inc. (an existing company which shares have not yet issued) to Nutreco International B.V.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in US Newco and possibly Marine Harvest America Inc. (depending on which company will subscribe to the shares of Marine Harvest America Inc.) will be separated to Marine Harvest International B.V..

11           Australia

1.     Establishment of Australian Newco, a new company to be incorporated by Nutreco International B.V.

2.     Transfer of the fish trade and assets of Gibson’s Ltd. to Australia Newco.

Consequences of the demerger of Nutreco International B.V. (Netherlands step 3)

Pursuant to the demerger of Nutreco International B.V. the shares in Australia Newco will be separated to Marine Harvest International B.V.

Schedule 3                            Stolt Activities

Schedule 3 (Part 1)             Stolt JV Companies

The SSF JV Companies are the companies as accounted for and, to the extent applicable, reflected in the SSF Accounts and include the (existing or to be incorporated) companies listed below. All SSF JV Companies are (indirectly) 100% subsidiaries, unless stated otherwise in this Schedule or in Schedule 11 Part 2 SSF’s Disclosure Letter.

Name SSF JV Company	Name of company SSF Activities were transferred from (if applicable)

The Netherlands
Stolt Salmon Holdings BV	Stolt Sea Farm Holdings BV
Chile
Stolt Sea farm Limitada
Pesquera Eicosal Limitada
Ocean Horizons
Inversion Aqua Foods Chile SA
Norway
Stolt Sea Farm AS
Stolt Sea Farm Halibut AS
Stolt Cocoon AS
Stolt Polar AS (53,6% owned)
Scotland
Stolt Sea Farm Ltd
Japan
Stolt Cocoon KK
Scandi Food Corporation
Korea
Stolt Sea Farm Ltd
Hong Kong
Stolt Sea Farm Ltd
Belgium
Stolt Sea Farm NV
Canada
Stolt Sea Farm Inc (New Brunswick)
United States
Stolt Sea Farm Inc (Delaware)
International Aqua Foods Inc
North America Tilapia (79% owned)
Green Sea Culture Ltd (60% owned)
Stolt Sea Farm California LLC (75% owned)
Singapore
Stolt Sea Farm Ltd

Schedule 3 (Part 2)             Stolt JV Businesses

The SSF JV Businesses are the businesses as accounted for and, to the extent applicable, reflected in the SSF Accounts, where the SSF ownership is 50% or less.

Name SSF JV businesses	Name of company SSF Activities were transferred from (if applicable)

Canada
Englewood Packaging Company Ltd (50% owned)
Chile
Landcatch Chile SA (50% owned)

Schedule 3 (Part 3)             Stolt Contribution Plan

The following steps have been or will be taken by the Stolt Group in order to facilitate the contribution of the agreed part of its sea farming business to the newly formed joint venture company, Marine Harvest N.V.

1.             Ownership of the shares of Marine Harvest

a)             Stolt-Nielsen Transportation Group Ltd. is in the process of forming a new Netherlands subsidiary, Stolt Sea Farm Investments B.V. This company will own the Stolt-Nielsen Group’s 25% interest in Marine Harvest N.V.

b)            Stolt Sea Farm Investments B.V. will form a new Netherlands subsidiary, SSF Salmon Holdings B.V., to be used as the holding company for those subsidiaries forming the contributed business. This company will be the company contributed to Marine Harvest N.V. in exchange for shares.

2.             Companies forming the contributed group to SSF Salmon Holdings B.V.

Ownership of the following companies will be transferred from Stolt Sea Farm Holdings B.V. to SSF Salmon Holdings B.V.:

a)             Stolt Sea Farm A.S. (a Norwegian company)

At the time of the transfer, Stolt Sea Farm A/S will be the shareholder of:

i)              Stolt Sea Farm Halibut A/S. The turbot business will have been sold to a new company, Stolt Sea Farm Turbot Norway A/S, which company will not be a part of the contributed group.

ii)             Stolt Polar A/S (53.6% owned)

iii)            Stolt Cocoon A/S. This company is the shareholder of the Japanese company Stolt Sea Farm KK, which has a 100% owned subsidiary, Skandi Food Corporation.

b)            Stolt Sea Farm Ltd. (a UK company)

At the time of transfer Stolt Sea Farm Ltd will be the shareholder of:

i)              Harlosh Salmon Company Ltd. (This company is in the process of being wound up and will only be contributes if this can not be completed before closing)

c)             Stolt Sea Farm N.V. (a Belgium company)

d)            Stolt Sea Farm Ltd. (a Singapore company)

At the time of transfer Stolt Sea Farm Ltd will be the shareholder of:

i)              Stolt Sea Farm Ltd (a Korean company)

ii)             Stolt Sea Farm Company Ltd (a Hong Kong company)

iii)            Norfisk Ltd (a Singapore company) (This company is in the process of being wound up and will only be contributes if this can not be completed before closing)

e)             Stolt Sea Farm Inc. (a US [Delaware] company)

At the time of transfer Stolt Sea Farm Inc will be the shareholder of:

i)              Stolt Sea Farm California LLC (75% owned)

f)             Stolt Sea Farm Limitada.  ( a Chile company)

At the time of transfer Stolt Sea Farm Limitada will be the shareholder of:

i)              Pesquera Eicosal Limitada

ii)             Ocean Horizons

iii)            Landcatch Chile SA (50% Owned)

g)            Stolt Sea Farm Inc. (a Canadian company)

At the time of transfer Stolt Sea Farm Inc will be the shareholder of:

i)              International Aqua Foods Inc (a US Company)

ii)             North America Tilapia Inc (79% owned)

iii)            Green Sea Culture Ltd (60% owned)

iv)           Englewood Packing Company Ltd. (50% owned)

v)            Inversion Aqua Foods Chile S.A. (a Chile company)

Schedule 4            Closing obligations

(Clause 5)

1.     General Obligations

1.1      At the Closing, Nutreco shall deliver or make available to Stolt B.V. the following:

1.1.1     evidence of the due fulfilment of the Conditions Precedent for which Nutreco is responsible; and

1.1.2     evidence that Nutreco is authorised to sign this Agreement and that Nutreco Canada Inc. is authorised to sign the local deed of transfer referred to in Paragraph 2.2.3.

1.2      At the Closing, Stolt B.V. shall deliver or make available to Nutreco the following:

1.2.1     evidence of the due fulfilment of the Conditions Precedent for which Stolt B.V. is responsible;

1.2.2     evidence that Stolt B.V. and Stolt are authorised to sign this Agreement.

1.3      At the Closing, the Parties shall procure that the Company shall deliver or make available to the Parties the following:

1.3.1     evidence that the Company is authorised to co-sign this Agreement for acknowledgement.

2.     Transfer of the Nutreco Activities and Stolt Activities and acceptance of the JV Activities

2.1      General transfer obligations

2.1.1     At the Closing, Nutreco shall, and shall procure that the relevant member of the Nutreco Group, execute and/or deliver and/or make available any transfer and contribution deeds and take such steps as are required to transfer the Nutreco Activities to the Company or relevant member of the JV Group.

2.1.2     At the Closing, Stolt B.V. shall, and shall procure that the relevant member of the Stolt Group, execute and/or deliver and/or make available any transfer and contribution deeds and take such steps as are required to transfer the Stolt Activities to the Company or relevant member of the JV Group.

2.1.3     At the Closing, the Parties shall procure that the Company shall, and shall procure that the relevant member of the JV Group shall, execute and/or deliver and/or make available any transfer and contribution deeds and take such steps as are required to accept the transfer of the JV Activities to the Company or relevant member of the JV Group.

2.2      Specific transfer obligations

For the purpose of compliance with Paragraph 2.1,

2.2.1     Nutreco shall contribute the shares in Marine Harvest International B.V. to the Company as non-stipulated share premium, the Company shall accept the contribution and, if applicable,  issue the Nutreco Additional Equity Instrument to Nutreco, which shall be accepted by Nutreco, and Nutreco shall procure that Marine Harvest International B.V. acknowledges the contribution, the foregoing to be effected by execution by Nutreco, the Company, and Marine Harvest International B.V., before the Notary, of a deed of contribution, (substantially) in the form as attached hereto as Annex 1;

2.2.2     The Company shall not issue new shares in its capital to Nutreco in return for the contribution referred to in Paragraph 2.2.1.

2.2.3     Nutreco shall procure that Nutreco Canada Inc shall transfer its JV Activities to a Stolt entity or a newly incorporated subsidiary of Nutreco, the Stolt entity or such newco shall accept the transfer, the foregoing to be effected by execution of by Nutreco Canada Inc. of the necessary local transfer document; and

2.2.4     Stolt B.V. shall contribute the shares in SSF Salmon Holdings B.V. to the Company as non-stipulated share premium, the Company shall accept the contribution, and, if applicable,  the Company shall issue the Stolt Additional Equity Instrument to Stolt B.V., which shall be accepted by Stolt B.V., and Stolt B.V. shall procure that SSF Salmon Holdings B.V. acknowledges the contribution, the foregoing to be effected by execution by Stolt B.V., the Company, and SSF Salmon Holdings B.V., before the Notary, of a deed of contribution, (substantially) in the form as attached hereto as Annex 3.

3.     Issuance of Stolt Shares

3.1      The Parties shall procure that the Company shall issue the Stolt Shares to Stolt B.V. against payment of EUR 15,000 (fifteen thousand euro) in cash, and Stolt B.V. shall accept the Stolt Shares, the foregoing to be effected by execution by the Company and Stolt B.V. before the Notary, of a deed of issue, substantially in the form as attached hereto as Annex 2.

Schedule 8            Retirement Benefits

The Parties shall negotiate in good faith and agree at the latest 1 (one) month before the Closing Date on the Retirement Benefits arrangements in respect of the relevant JV Activities, taking the following into account.

For the purpose of drawing up the Nutreco Closing Financial Statements and the Stolt Closing Financial Statements under IFRS accounting principles, the amount of the provisions to be included for Retirement Benefits shall be determined according to the following procedure:

1.     Nutreco and Stolt shall consult with each other and agree the following actuarial assumptions to be used for the calculations.  These assumptions will include: (i) discount rate, (ii) salary increases, (iii) pensions increases in deferment and payment and shall be acceptable to Nutreco’s Accountant and Stolt’s Accountant.

2.     With regard to Nutreco, the following specific assumptions shall be used: (i) all employees and former employees (including deferred pensioners and pensioners), who are related to the business being transferred to the JV who are covered by the Nutreco U.K. Pension Fund, shall be transferred out of the Nutreco U.K. Pension Fund to a newly created JV pension fund in the U.K., and (ii) the planned change in the Nutreco U.K. Pension Fund plan from a defined benefit scheme to a defined contribution scheme shall have been implemented.

3.     Nutreco and Stolt shall instruct their respective Retirement Benefits consultants to calculate the respective amounts of the provisions to be included in the Closing Financial Statements for Retirement Benefits using the agreed upon actuarial assumptions.

4.     Should the provision to be included in the Nutreco Closing Financial Statements for Retirement Benefits exceed an amount of EUR 15 Million, then Nutreco will pay an amount equal to 25% of such excess to Stolt.

5.     Should the IFRS impact on Stolt’s retirements benefits provisions to be included in the Stolt Closing Financial Statements for Retirement Benefits exceed an amount of EUR 2 Million, then Stolt will pay to Nutreco an amount equal to 75% of such excess to Nutreco.

Schedule 9            Tax Indemnity and covenants

Schedule 9 (Part 1)

Tax Indemnity and Covenants

Definitions

“Effective Time” means 31 August 2004;

“JV Relief” means any Relief arising to the Company or any JV Company to the extent that it either arises in respect of an Event occurring or period commencing after the Effective Time, or was included in the Nutreco or Stolt Accounts as an asset;

“Nutreco Tax Liability” means a Tax Liability of a Nutreco JV Company;

“Relief” includes, unless the context otherwise requires, any allowance (including amortisation or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax and any reference to the use or set off of relief shall be construed accordingly;

“Responsible Party” has the meaning given in Clause 12 of Schedule 9 (Part 1);

“Stolt Tax Liability” means a Tax Liability of a Stolt JV Company;

“Tax Indemnifying Party” means the Party that is required to indemnify the other Party, and “Tax Indemnified Party” means such other Party, pursuant to the Tax indemnity set forth in Schedule 9 (Part 1);

“Tax Indemnifying Party’s Accounts” means the Nutreco Accounts or the Stolt Accounts, as the context requires;

“Tax Indemnifying Party’s Activities” means the Nutreco Activities or the Stolt Activities, as the context requires;

“Tax Indemnifying Party’s Closing Financial Statements” means the Nutreco Closing Financial Statements or the Stolt Closing Financial Statements, as the context requires;

“Tax Indemnifying Party´s Disentanglement” means Nutreco’s disentanglement as contemplated by the plan set out in Schedule 2 (Part 3) or Stolt’s disentanglement as contemplated by the plan set out in Schedule 3 (Part 3), as the context requires;

“Tax Liability” means:

(a)           a liability of the Company or a JV Company to make or suffer an actual or increased payment of or in respect of Tax; and

(b)           the use or set off of any JV Relief in circumstances where, but for such use or set off, the Company or any JV Company would have had an actual Tax liability in respect of which the Tax Indemnified Party would have been able to make a claim against the Tax Indemnifying Party under Schedule 9 (Part 1) (the amount of the Tax liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use of set off of the JV Relief); provided that for the purposes of Schedule 9 (Part 1) it shall be assumed that Reliefs other than any JV Relief are, to the extent allowed by law, used in priority to any JV Relief, and if it cannot be determined whether a JV Relief or another Relief is so used, it shall be assumed that another Relief is used in priority to any JV Relief;

“Tax Refund” has the meaning given in Clause 8 of Schedule 9 (Part 1);

Capitalised terms not defined above shall have the same meanings as they have for purposes of the Contribution Agreement;

1.     Nutreco shall indemnify Stolt against any Nutreco Tax Liability, and Stolt shall indemnify Nutreco against any Stolt Tax Liability:

1.1          in respect of or arising from any Event effected prior to the Effective Time; or

1.2          by reference to any income, profits, gains earned, accrued or received by a JV Company prior to the Effective Time; or

1.3          by reference to the net wealth, net worth, equity, capital, asset values, turnover, gross receipts, added value, insurance, importation or exportation or other reference of a JV Company prior to the Effective Time; or

1.4          in respect of any member of any consolidated or combined fiscal unity or unitary group to which any JV Company belongs, or has belonged, at any time prior to the Effective Time; or

1.5          resulting from any actions taken by the Tax Indemnifying Party or any member of its Group with respect to the Tax Indemnifying Party’s Activities in the period between the Effective Time and the Closing Date which are outside the ordinary course of business and/or in violation of the pre-closing covenants set out in Clause 4.1 of the Agreement, with the understanding that any Tax Liability which arises from the Tax Indemnity Party’s Contribution Plan is deemed to be outside the ordinary course of business.

2.     Subject to the limitations set forth in Clause 5 of this Schedule 9 (Part 1), the Tax Indemnifying Party shall pay an amount equal to the Tax Liability (i) to the Company, to the extent possible by way of adjustment to the contributions of the Tax Indemnifying Party’s Activities or (ii), at the option of the Tax Indemnified Party, to the Tax Indemnified Party, on a pro rata parte basis in proportion to the Tax Indemnified Party’s relative stake in the Company, to the extent possible by way of partial consideration for the contribution made by the Tax Indemnified Party to the Company or (iii), if and to the extent the debt capacity of the JV Group is not adversely affected thereby, by another appropriate manner to be agreed between the Parties.

3.     The due date for payment under Clause 2 of this Schedule 9 (Part 1) shall be the date falling 10 (ten) Business Days prior to the latest date for payment of the relevant Taxes, provided that such date is after the date of any claim in respect thereof made by the Tax Indemnified Party against the Tax Indemnifying Party under this Schedule 9 (Part 1).

4.     For the avoidance of doubt, Clause 1 of this Schedule 9 (Part 1) shall cover any Tax Liability to the extent relating to any profits earned or accrued before the Effective Time or in respect of or arising from any Event effected before the Effective Time and shall not cover any Tax Liability to the extent relating to any profits earned or accrued on or after the Effective Time or in respect of or arising from any Event effected on or after the Effective Time, except if and to the extent Clause 1.5 of this Schedule 9 (Part 1) applies.

5.     The Tax Indemnifying Party shall not be liable under Clause 1 of this Schedule 9 (Part 1):

5.1          to the extent that the Taxes have been provided for, accrued, included as a liability, or reduced the value of an asset in the Tax Indemnifying Party’s Accounts;

5.2          to the extent that such relevant Tax Liability was discharged prior to Closing;

5.3          to the extent that such Tax Liability would not have arisen but for a transaction carried out by the Tax Indemnified Party, the Company or the relevant JV Company after Closing, except that this exclusion shall not apply where any such transaction is (i) carried out in the ordinary course of business of the company concerned or (ii) carried out pursuant to a legally binding obligation entered into by the Tax Indemnified Party, the Company or the relevant JV Company prior to Effective Time;

5.4          with respect to a Tax Liability in relation to the actions referred to in Clause 1.5 to the extent that the Tax Liability has been specifically provided for, accrued, included as a liability, or reduced the value of an asset in the Tax Indemnifying Party’s Closing Financial Statements;

5.5          to the extent that the Tax Liability has been, is or will be satisfied by the surrender or other transfer to the relevant JV Company of any Relief by the Tax Indemnifying Party or by a member of the Tax Indemnifying Party’s Group excluding the Company and the JV Companies;

5.6          to the extent that the Tax Liability has been, is or will be satisfied by the use of a Relief other than JV Relief;

5.7          to the extent that recovery has been made by a member of the JV Group in respect of the matter giving rise to Taxation;

5.8          in respect of any Tax Liability to the extent it arises or is increased as a consequence of any change in transfer pricing policy between or with the JV Companies, unless it was communicated and agreed with both Parties before the change was implemented;

5.9          to the extent that the Tax Liability arises or is increased as a consequence of any change in the accounting policy or practice adopted by the Company and/or the relevant JV Company after Closing;

5.10        to the extent that the Tax Liability arises or is increased as a consequence of any failure by the Tax Indemnified Party, the Company, or the relevant JV Company to comply with any of its obligations under this Schedule 9 (Part 1), except where such Party or company is unable to comply with such obligations as a result of any failure by the Tax Indemnifying Party to comply with its obligations under this Schedule 9 (Part 1);

5.11        in the event of an upward adjustment of the book value of an asset for corporate income tax purposes at any time up to and including the Effective Time, or during the period between the Effective Time up to and including the Closing Date but only in relation to the Tax Indemnifying Party’s Disentanglement, to the extent such adjustment results in a reduction of taxable income (or, if such reduction is not actually claimed with respect to any financial year, it could be claimed on the basis of the relevant Tax laws) as a result of (a) higher depreciation allowances in respect of that asset, or (b) a reduction of the capital gain (for Tax purposes) realized upon the disposition of that asset by the relevant JV Company;

5.12        to the extent that the Tax Liability would not have arisen but for, or has been increased by, a failure or omission by the Tax Indemnified Party, the Company or any JV Company to make any claim for Relief, election, surrender or disclaimer or give any notice or consent or do any other thing after Closing the making, giving or doing of which was taken into account or assumed in computing a provision for Taxation in the Tax Indemnifying Party’s Accounts or Closing Financial Statements;

5.13        to the extent that the relevant Tax Liability arises by reason of a disclaimer by any JV Company after Closing of any Relief to which it is entitled or by reason of the revocation by JV Company after Closing of any claim for Relief made by it (whether provisionally or otherwise) before Closing; or

5.14        the Tax Liability arises as a result of any change in rates of Tax made after the Effective Time or of any change in Law (or a change in interpretation on the basis of case law), directive or requirement, or the practice of any Tax Authority, occurring after the Effective Time.

6.     The Tax Indemnifying Party shall not be liable under this Schedule 9 (Part 1) in respect of any Tax Liability unless the Tax Liability in question or the Loss, circumstance or liability giving rise to the claim under this Schedule 9 (Part 1) shall have arisen, and the Tax Indemnified Party shall by notice in writing to the Tax Indemnifying Party have given sufficient details of the claim to enable the Tax Indemnifying Party to identify the matter giving rise to that Tax Liability and the amount claimed in respect thereof, within 6 (six) months following the expiry of the statute of limitation applicable.

7.     The Parties agree that, to the extent the carry back of a net operating loss, capital loss or Tax credit is at the discretion of the taxpayer, without the prior consent of the Party that pursuant to this Agreement has contributed to the Company the shares in the relevant JV Company (which consent shall not be unreasonably delayed or withheld), it shall not, and shall not cause the Company or the relevant JV Company to, carry back any net operating loss, capital loss, or Tax credit of the relevant JV Company arising in any taxable period that begins on or after the Effective Time to a taxable year ending on or before the Effective Time.

8.     If the Tax Indemnified Party, the Company or any JV Company receives a rebate, refund or repayment on or after the Effective Time in respect of Taxation from any Tax Authority (other than where such rebate, refund or repayment arises as a result of utilising a JV Relief) in respect of or arising from any Event effected prior to the Effective Time, or receives a payment from another member of the Tax Indemnifying Party’s Group in respect of a Relief in respect of or arising from any Event effected prior to the Effective Time, where such payment, rebate, refund or repayment has not been taken into account in computing the relevant Tax Indemnifying Party’s Accounts (the amount of such rebate, refund, repayment or payment being hereinafter referred to as a “Tax Refund”), then the amount of the Tax Refund shall be set off against any undisputed payment then due from the Tax Indemnifying Party pursuant to, and, where applicable on a pro rata basis as set forth in, Clause 2 of this Schedule 10. To the extent the Tax Refund exceeds any previous payment or payments made by the Tax Indemnifying Party under this Schedule 10, a refund shall be made by the Tax Indemnified Party or, as the case may be, the Company. To the extent that the Tax Refund exceeds such a refund made by the Tax Indemnified Party or, as the case may be, the Company, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from such Tax Indemnifying Party under this Schedule 10.

9.     To the extent (legally) possible, the payments to be made pursuant to this Schedule 9 (Part 1) shall be aggregated and discharged by way of set-off.

10.  The provisions of this Schedule 9 (Part 1) shall also operate to limit or reduce the liability of Nutreco and Stolt in respect of claims under the Tax warranties included in Schedule 9 (Part 3) and Schedule 9 (Part 4), respectively, insofar as it relates to Tax.

11.

11.1        If Nutreco, Stolt and/or the Company become aware after Closing of any matter which could give rise to a liability under this Schedule 9 (Part 1), such party shall procure that written notice with full details of that matter is given as soon as reasonably practicable (and at least 10 (ten) days prior to the last date on which an appeal can be submitted in relation to that matter to the relevant Tax Authorities) to the Tax Indemnifying Party and as regards any such matter the Tax Indemnified Party shall itself or shall procure that the Company or the JV Company concerned shall at the request of the Tax Indemnifying Party take such action as the Tax Indemnifying Party may request to deal with the matter but subject as set out in Clause 11.2 and Clause 11.3 of this Schedule 9 (Part 1) and subject to the Tax Indemnified Party and the relevant JV Company being indemnified and secured to their reasonable satisfaction by the Tax Indemnifying Party against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result.

11.2        The actions which the Tax Indemnifying Party may reasonably request under Clause 11.1 of this Schedule 9 (Part 1) shall include (without limitation) that a JV Company apply to postpone (so far as legally possible) the payment of any Tax and/or allowing the Tax Indemnifying Party take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the claim in question.

11.3        The Tax Indemnified Party, the Company and each JV Company shall be at liberty without reference to the Tax Indemnifying Party to deal with any matter which could give rise to a liability under this Schedule 9 (Part 1) if the Tax Indemnifying Party, having been given written notice of the matter in accordance with Clause 11.1 of this Schedule 9 (Part 1), does not within 20 Business Days of receiving such notice make any such request as is mentioned in Clause 11.2 of this Schedule 9 (Part 1).

11.4        Neither the Tax Indemnified Party, the Company nor any JV Company shall be required to take any action which involves contesting any Tax assessment before any court or other appellate body (excluding the Tax Authority demanding the Tax in question) unless the Tax Indemnifying Party provides the Tax Indemnified Party with the written opinion of tax counsel to the effect that an appeal against such Tax assessment will, on the balance of probabilities, be won.

11.5        The Tax Indemnified Party shall procure that the Tax Indemnifying Party and its duly authorised agents are (on reasonable notice in writing to the Tax Indemnified Party) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Company and the JV Companies and such other reasonable assistance as may be reasonably required to enable the Tax Indemnifying Party to exercise their rights under this Clause 11.

12.  Each Party (the “Responsible Party”) shall, at its own cost, prepare (or procure the preparation of), in a manner and on a basis consistent with its past practice, and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax returns or Tax filings in respect of the JV Companies that it has contributed to the Company pursuant to this Agreement, to the extent that same are required to be filed in respect of any period of account for Taxation purposes ending on or prior to the Effective Time. The Responsible Party shall submit to the other Party, with a copy to the Company, such Tax return or Tax filing in draft form at least 30 (thirty) Business Days before the last date when such Tax return or Tax filing may be submitted to the relevant Tax Authority without incurring any liability to interest or penalties. The Parties shall procure that the Company and the relevant JV Company cause the Tax return or Tax filing to be authorised, signed and submitted to the appropriate Tax Authority as soon as reasonably practicable following their receipt from the Responsible Party, without amendment or with such amendments as the Responsible Party may agree and shall give the Responsible Party or its agent all such reasonable assistance as may be required to agree those returns with the appropriate authorities. For the avoidance of doubt, the Company and/or relevant JV Company shall pay, settle or otherwise take care of the Tax Liability in respect of such Tax returns or Tax filings, regardless of the liability of the relevant Tax Indemnifying Party pursuant to this Schedule 9 (Part 1).

13.  The Parties shall procure that the Company and each JV Company (i) shall, at its own cost, prepare (or procure the preparation of), in a manner and on a basis consistent with the relevant Party’s past practice, and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax returns or Tax filings to the extent that same are required to be filed in respect of any period of account for Taxation purposes commencing prior to the Effective Time and ending after the Effective Time or commencing after the Effective Time, and (ii) shall pay, settle or otherwise take care of the Tax Liability in respect of such Tax returns or Tax filings. The Company and the relevant JV Company shall submit to the Tax Indemnifying Party and the Tax Indemnified Party Tax returns or Tax filings which may result in a Tax Liability referred to in Clause 1.5 of this Schedule 9 (Part 1) in draft form at least 30 (thirty) Business Days before the last date when such Tax return or Tax filing may be submitted to the relevant Tax Authority without incurring any liability to interest or penalties. The Tax Indemnifying Party and the Tax Indemnified Party shall procure that the Company and the relevant JV Company cause the Tax returns or Tax filings to be authorised, signed and submitted to the appropriate Tax Authority as soon as reasonably practicable following their receipt from the Tax Indemnifying Party, without amendment or with such amendments as the Tax Indemnifying Party, the Company and the JV Company may agree and shall give the Tax Indemnifying Party, the Company and the JV Company or its agent all such reasonable assistance as may be required to agree those returns with the appropriate authorities.

14.  All sums payable under this Schedule 9 (Part 1) shall be paid free and clear of all deductions or withholdings for or on account of Tax whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding, provided that if either party to this Schedule 9 (Part 1) shall have assigned the benefit in whole or in part of this Schedule 9 (Part 1) then the liability of the other party under this Clause 14 shall be limited to that (if any) which it would have been had no such assignment taken place.

Schedule 9 (Part 2)

Payment schedule under the Nutreco Additional Equity Instrument and Stolt Additional Equity Instrument

Definitions

“Applicable Tax Rate” means the corporate income tax rate during the relevant accounting period of the applicable jurisdiction, which is taken into account in determining the Company’s or any JV Company’s liability to make or suffer an actual or increased payment of or in respect of Tax, which would arise if the Contributed Country Relief could not be utilised;

“Contributed Country Relief” means any Relief arising to the Company or any JV Company in each applicable jurisdiction to the extent that it arises in respect of an Event occurring or period ending prior to, or on the Closing Date;

“IPO” means an initial public offering of the Company;

“Memorandum Account Overview” has the meaning given in Clause 2 of this Schedule 9 (Part 2);

“Memorandum Country Account Shortage” has the meaning given in Clause 3 of this Schedule (Part 2);

“Nutreco Additional Equity Instrument” means the debt or equity instrument that qualifies as equity for Netherlands tax purposes, which is to be issued by the Company to Nutreco upon Closing in connection with the contribution of the Nutreco Activities to the Company;

“Nutreco Contributed Country Relief “ means the Contributed Country Relief for the applicable jurisdiction, that is to be contributed by Nutreco;

“Nutreco Memorandum Country Account” means the overview of the Nutreco Contributed Country Relief in the applicable jurisdiction, as initially reflected in the Memorandum Account Overview, which may be adjusted either up or down and/or reduced in accordance with Clause 3 and Clause 4 of this Schedule 9 (Part 2);

“Nutreco Reduction” has the meaning given in Clause 4.1 of this Schedule 9 (Part 2);

“Regular Relief” means any Relief arising to the Company or any JV Company to the extent that it arises in respect of an Event occurring or period commencing after the Closing Date;

“Reduction Amount” has the meaning given in Clause 4.1 of this Schedule 9 (Part 2);

“Stolt Additional Equity Instrument” means the debt or equity instrument that qualifies as equity for Netherlands tax purposes, which is to be issued by the Company to Stolt B.V. upon Closing in connection with the contribution of the Stolt Activities to the Company;

“Stolt Contributed Country Relief” means the Contributed Country Relief, that is to contributed by Stolt;

“Stolt Memorandum Country Account” means the overview of the Stolt Contributed Country Relief in the applicable jurisdiction as initially reflected in the Memorandum Account Overview, which may be adjusted either up or down and/or reduced in accordance with Clause 3 and Clause 4 of this Schedule 9 (Part 2);

“Stolt Reduction” has the meaning given in Clause 4.1 of this Schedule 9 (Part 2);

1.             Introduction

The following set forth the Schedule under which payments will take place under the Nutreco Additional Equity Instrument and the Stolt Additional Equity Instrument.

2.             Memorandum Country Account Overview

As per the Closing Date, the Parties will have prepared an overview of the Nutreco Memorandum Country Accounts and Stolt Memorandum Country Accounts, for which each will have provided details of the Parties’ Contributed Country Reliefs in the applicable jurisdiction, including applicable time limits (if any) (the “Memorandum Account Overview”).

3.             Adjustments to Memorandum Country Accounts

The Nutreco Memorandum Country Accounts and Stolt Memorandum Country Accounts will be adjusted as follows:

3.1           if it follows from a Tax Return that has been agreed upon by both Parties that the amount of the Nutreco Contributed Country Relief and/or Stolt Contributed Country Relief deviates from the respective amounts as reflected in the Memorandum Account Overview, the applicable Memorandum Country Account will be adjusted accordingly.  If, following such adjustment, a Party’s Memorandum Country Account becomes negative, the Party’s Memorandum Country Account will be set at zero, and Clause 5.3 will apply to the shortage (a “Memorandum Country Account Shortage”);

3.2           Upon the occurrence of an IPO, both the Nutreco Memorandum Country Accounts and Stolt Memorandum Country Accounts will be reduced to zero;

3.3           Upon the occurrence of a disposal by a Party of its entire (indirect) shareholding in the Company (disregarding, for this purpose, the Party’s Additional Equity Instrument) to a third party or to the other Party, that Party’s Memorandum Country Accounts will be reduced to zero;

3.4           If and to the extent Contributed Relief ceases to be available, whether through time limitations, disposals, international reorganisations or any other Event, the following will apply:

(i)            If and to the extent the Contributed Country Relief would not have ceased to be available, but for a transaction or act carried out by or effected by any member of the JV Group, where such transaction or act is carried out in circumstances where the JV Group could not reasonably carry out such transaction or act based on an economic evaluation of the after-tax projected discounted cash flow of the contemplated transaction or act (taking into account the loss of the Contributed Country Relief), the Contributed Country Relief will be deemed to have been used or set off for purposes of Clause 4 of this Schedule 9 (part 2).

(ii)           In circumstances not covered by subclause (i), the Contributed Country Relief that ceases to be available shall first reduce the Memorandum Country Account of the Party that has contributed the relevant Contributed Country Relief, with the understanding that the Party’s Memorandum Country Account can only be reduced to zero and that the remainder of the Contributed Country Relief that ceases to be available shall reduce the Memorandum Country Account of the other Party, but not below zero.

4.             Reductions from Memorandum Country Accounts

4.1.          As per the end of each accounting period it will be determined to what extent any Contributed Country Relief has been utilised or set off during this accounting period in circumstances where, but for such use or set off, the Company or any JV Company would have had a liability to make or suffer an actual or increased payment of or in respect of Tax.  Any such use of set off of Contributed Country Relief, or deemed use or set off pursuant to Clause 3.4(i) of this Schedule 9 (Part 2),  shall result in a reduction from the Memorandum Country Accounts in the amount of the Contributed Country Relief that is so used or deemed to be used (the “Reduction Amount”).  The Reduction Amount will be allocated between the Nutreco Memorandum Country Account (a “Nutreco Reduction”) and Stolt Memorandum Country Account (a “Stolt Reduction”) as follows:

(i)            75% of the Reduction Amount shall first reduce the Nutreco Memorandum Country Account for the applicable jurisdiction, with the understanding that the Nutreco Memorandum Country Account can only be reduced to zero and that the remainder of this 75% of the Reduction Amount shall reduce the Stolt Memorandum Country Account, but not below zero,

(ii)           25% of the Reduction Amount shall first reduce the Stolt Memorandum Country Account for the applicable jurisdiction, with the understanding that the Stolt Memorandum Country Account can only be reduced to zero and that the remainder of this 25% of the Reduction Amount shall reduce the Nutreco Memorandum Country Account, but not below zero.

4.2           For the purpose of this Clause 4, any Regular Relief which arose to the Company or a JV Company in respect of the same or a prior accounting period shall be deemed to be used in priority to any Contributed Country Relief.

4.3           For the avoidance of doubt, for purposes of this Clause 4, any Contributed Country Relief will be used during the relevant accounting period in priority to any Regular Relief arising in any subsequent accounting periods.

5.             Payments under the Additional Equity Instruments

5.1           Upon the occurrence of a Nutreco Reduction and/or Stolt Reduction, the Company shall pay an amount equal to:

(i)            the Nutreco Reduction multiplied by the Applicable Tax Rate, on the Nutreco Additional Equity Instrument;

(ii)           the Stolt Reduction multiplied by the Applicable Tax Rate, on the Stolt Additional Equity Instrument.

5.2           If either Party’s Memorandum Country Accounts have all been reduced to zero, that Party’s Additional Equity Instrument will be deemed to be cancelled in full without consideration.

5.3           Upon the occurrence of a Memorandum Country Account Shortage, the payment under the relevant Party’s Additional Equity Instrument pursuant to Clause 5.1 of this Schedule 9 (Part 2) will be rescinded in accordance with the LIFO (Last In, First Out) principle.

6.             Due date for payment

The due date for payment under Clause 5 of this Schedule 9 (Part 2) shall be the latest date for payment of the relevant Taxes that would have been due, but for the use of the Contributed Country Relief, with the understanding that, if and to the extent payment on the Party’s Additional Equity Instrument under Clause 5 is not permitted by law, the due date of payment shall be the first Business Day on which such payment will be permitted by law.

Schedule 9 (Part 3)

Nutreco Tax Warranties

Definitions

“Effective Time” means 31 August 2004;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Tax levied by reference to added value, sales and/or consumption;

1.1      All liabilities, whether actual, deferred, contingent or disputed, of each Nutreco JV Company for Tax (i) measured by reference to income, profits or gains earned, accrued or received on or before the Effective Time or (ii) arising in respect of an Event, transaction or other circumstance occurring or arising or deemed to occur or arise on or before (whether wholly or partly) the Effective Time, are fully provided for or (as appropriate) disclosed in the Nutreco Accounts.  All other warranties relating to specific Tax matters set out in this Schedule 9 (Part 3) are made without prejudice to the generality of this paragraph.

1.2      Since the Effective Time:

1.2.1     no Nutreco JV Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Nutreco JV Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Nutreco JV Company concerned arising from transactions entered into by it in the ordinary course of business;

1.2.2     no expense has been paid or accrued by any Nutreco JV Company which will not be deductible for the purposes of corporate income tax, either in computing the profits of that Nutreco JV Company or in computing the corporate income tax or corresponding Tax chargeable on it;

1.2.3     no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Effective Time, should have been reflected in the provision for deferred Tax contained in the Nutreco Accounts;

1.2.4     all VAT, import duty and other levies and imposts or charges payable upon the importation of goods or services and all such Taxes payable in respect of any assets (including trading stock) owned by any Nutreco JV Company have been paid in full; and

1.2.5     no event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax contained in the Nutreco Accounts.

1.3      Each Nutreco JV Company has duly, and within any appropriate time limits (including applicable extensions of filing periods), made all Tax returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such Tax returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as Nutreco is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority.

1.4      No Nutreco JV Company is involved in any current dispute with any Tax Authority. No Nutreco JV Company has in the last 6 (six) years been the subject of any investigation, audit or non-routine visit by any Tax Authority.  So far as Nutreco should reasonably be aware in relation to each Nutreco JV Company there is no planned investigation, audit or visit by any Tax Authority and there are no facts that might cause such an investigation, audit or visit to be instituted.

1.5      Within the past 6 (six) years, no Nutreco JV Company nor any director or officer of any Nutreco JV Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any authority, any penalty, fine, surcharge or interest in respect of Tax, including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment and including circumstances where any such penalty, fine, surcharge or interest in respect of Tax would have been due but for the reason that (i) it concerned a first time event or (ii) the relevant Tax Authority waived its right to impose the penalty, fine, surcharge or interest.

1.6      No Nutreco JV Company is or will become liable to pay, or make reimbursement or indemnity in respect of, any Tax in consequence of the failure by any other person (other than any other Nutreco JV Company) to discharge that Tax within any specified period or otherwise, where such Tax relates to income, profits or gains, earned, accrued or received, or to any event, transaction or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the Effective Time.

1.7      No Relief has been claimed by and/or given to any Nutreco JV Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Nutreco Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other event or circumstance occurring or arising at any time after the Effective Time.

1.8      None of the Nutreco JV Companies has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax or which can reasonably be considered as such.

1.9      Each Nutreco JV Company is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No Nutreco JV Group Company is or has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

1.10    All transactions between Nutreco JV Companies, and all transactions between any Nutreco JV Company and any current or past member of the Nutreco Group, have been and are on fully arm’s length terms.  There are no circumstances that could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

1.11    All duties, fees and penalties payable in respect of the capital of each Nutreco JV Company (including any premium over nominal value at which any share was issued), and all stamp duties or other transaction based Taxes and levies, have been duly accounted for and paid, and there are no circumstances under which any Relief obtained against payment of any such amount could be withdrawn.

1.12    The Nutreco Data Rooms contain particulars of any agreement, arrangement or election between any Nutreco JV Company and any Tax Authority pursuant to which the relevant Nutreco JV Company is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

1.13    The signing of the Agreement will not have any adverse Tax consequences for any of the Nutreco JV Companies.

1.14    No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Nutreco JV Company, without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective.  No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

1.15    No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation, even if based on any published practice, including rulings and agreements with the Tax Authorities) or has agreed on any compromise in relation to any Nutreco JV Company’s affairs.

1.16    At no time have any of the Tax affairs of the Nutreco JV Companies been dealt with on a consolidated basis, or any other basis which allows a combined filing, profit calculation or payment of Tax for more than one person.

1.17    So far as Nutreco is aware no information regarding Tax relating to any of the Nutreco JV Companies or in relation to the business relations of any of the Nutreco JV Companies has been provided by any Tax Authority to any other authority – whether a Tax Authority or not –, no request has been made to do so and no such exchange or request has been announced, and in relation to each Nutreco JV Company there is no planned exchange of information or request to do so.

1.18    All losses, interest and other sums of an expense nature paid, payable or accruable by any of the Nutreco JV Companies and all sums payable or accruable under any obligation incurred by any Nutreco JV Company prior to the Effective Time and which will continue to bind any Nutreco JV Company after the Effective Time, have been and will continue to be deductible for the purposes of corporate income tax, either in computing the profits of any Nutreco JV Company or in computing the corporate income tax chargeable on it.

1.19    All amounts payable to any Tax Authority in respect of any employee (including executive directors or members of the supervisory board, and including any Tax deductible from any amounts paid to a (deemed) employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any Nutreco JV Company up to the Effective Time have been duly paid and each Nutreco JV Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

1.20    If each Nutreco JV Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Nutreco Accounts by way of bargain at arm’s length, no liability to Tax would arise by reference to any actual or deemed gain.

1.21    All claims and elections that have assumed made when calculating the provision for Tax as disclosed in the Nutreco Accounts have actually been made or are still capable of being made.

Schedule 9 (Part 4)

Stolt Tax Warranties

Definitions

“Effective Time” means 31 August 2004;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Tax levied by reference to added value, sales and/or consumption;

1.1      All liabilities, whether actual, deferred, contingent or disputed, of each Stolt JV Company for Tax (i) measured by reference to income, profits or gains earned, accrued or received on or before the Effective Time or (ii) arising in respect of an Event, transaction or other circumstance occurring or arising or deemed to occur or arise on or before (whether wholly or partly) the Effective Time, are fully provided for or (as appropriate) disclosed in the Stolt Accounts.  All other warranties relating to specific Tax matters set out in this Schedule 9 (Part 4) are made without prejudice to the generality of this paragraph.

1.2      Since the Effective Time:

1.2.1     no Stolt JV Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Stolt JV Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Stolt JV Company concerned arising from transactions entered into by it in the ordinary course of business;

1.2.2     no expense has been paid or accrued by any Stolt JV Company which will not be deductible for the purposes of corporate income tax, either in computing the profits of that Stolt JV Company or in computing the corporate income tax or corresponding Tax chargeable on it;

1.2.3     no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Effective Time, should have been reflected in the provision for deferred Tax contained in the Stolt Accounts;

1.2.4     all VAT, import duty and other levies and imposts or charges payable upon the importation of goods or services and all such Taxes payable in respect of any assets (including trading stock) owned by any Stolt JV Company have been paid in full; and

1.2.5     no event has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax contained in the Stolt Accounts.

1.3      Each Stolt JV Company has duly, and within any appropriate time limits (including applicable extensions of filing periods), made all Tax returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such Tax returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as Stolt is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority.

1.4      No Stolt JV Company is involved in any current dispute with any Tax Authority. No Stolt JV Company has in the last 6 (six) years been the subject of any investigation, audit or non-routine visit by any Tax Authority.  So far as Stolt should reasonably be aware in relation to each Stolt JV Company there is no planned investigation, audit or visit by any Tax Authority and there are no facts that might cause such an investigation, audit or visit to be instituted.

1.5      Within the past 6 (six) years, no Stolt JV Company nor any director or officer of any Stolt JV Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any authority, any penalty, fine, surcharge or interest in respect of Tax, including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment and including circumstances where any such penalty, fine, surcharge or interest in respect of Tax would have been due but for the reason that (i) it concerned a first time event or (ii) the relevant Tax Authority waived its right to impose the penalty, fine, surcharge or interest.

1.6      No Stolt JV Company is or will become liable to pay, or make reimbursement or indemnity in respect of, any Tax in consequence of the failure by any other person (other than any other Stolt JV Company) to discharge that Tax within any specified period or otherwise, where such Tax relates to income, profits or gains, earned, accrued or received, or to any event, transaction or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the Effective Time.

1.7      No Relief has been claimed by and/or given to any Stolt JV Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Stolt Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other event or circumstance occurring or arising at any time after the Effective Time.

1.8      None of the Stolt JV Companies has been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax or which can reasonably be considered as such.

1.9      Each Stolt JV Company is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No Stolt JV Group Company is or has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

1.10    All transactions between Stolt JV Companies, and all transactions between any Stolt JV Company and any current or past member of the Stolt Group, have been and are on fully arm’s length terms.  There are no circumstances that could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

1.11    All duties, fees and penalties payable in respect of the capital of each Stolt JV Company (including any premium over nominal value at which any share was issued), and all stamp duties or other transaction based Taxes and levies, have been duly accounted for and paid, and there are no circumstances under which any Relief obtained against payment of any such amount could be withdrawn.

1.12    The Stolt Data Room contains particulars of any agreement, arrangement or election between any Stolt JV Company and any Tax Authority pursuant to which the relevant Stolt JV Company is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

1.13    The signing of the Agreement will not have any adverse Tax consequences for any of the Stolt JV Companies.

1.14    No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Stolt JV Company, without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective.  No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

1.15    No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation, even if based on any published practice, including rulings and agreements with the Tax Authorities) or has agreed on any compromise in relation to any Stolt JV Company’s affairs.

1.16    At no time have any of the Tax affairs of the Stolt JV Companies been dealt with on a consolidated basis, or any other basis which allows a combined filing, profit calculation or payment of Tax for more than one person.

1.17    So far as Stolt is aware no information regarding Tax relating to any of the Stolt JV Companies or in relation to the business relations of any of the Stolt JV Companies has been provided by any Tax Authority to any other authority – whether a Tax Authority or not –, no request has been made to do so and no such exchange or request has been announced, and in relation to each Stolt JV Company there is no planned exchange of information or request to do so.

1.18    All losses, interest and other sums of an expense nature paid, payable or accruable by any of the Stolt JV Companies and all sums payable or accruable under any obligation incurred by any Stolt JV Company prior to the Effective Time and which will continue to bind any Stolt JV Company after the Effective Time, have been and will continue to be deductible for the purposes of corporate income tax, either in computing the profits of any Stolt JV Company or in computing the corporate income tax chargeable on it.

1.19    All amounts payable to any Tax Authority in respect of any employee (including executive directors or members of the supervisory board, and including any Tax deductible from any amounts paid to a (deemed) employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any Stolt JV Company up to the Effective Time have been duly paid and each Stolt JV Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

1.20    If each Stolt JV Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Stolt Accounts by way of bargain at arm’s length, no liability to Tax would arise by reference to any actual or deemed gain.

1.21    All claims and elections that have assumed made when calculating the provision for Tax as disclosed in the Stolt Accounts have actually been made or are still capable of being made.

Schedule 10                          Nutreco Warranties and Disclosure

Schedule 10 (Part 1)           Nutreco Warranties

(Clause 8.1)

Interpretation

For the purposes of the Nutreco’s Warranties:

A.    Where a Nutreco JV Business is referred to, where applicable, reference is also deemed to be made to the relevant member of the Nutreco Group which is the legal owner (of the assets) of the relevant Nutreco JV Business.

B.    In addition, the following capitalized words shall have the meaning as defined in Schedule 1 of the Agreement and otherwise shall have the following meanings:

“Environment” means any or all of the following media (alone or in combination): air, water (including water under or within land), soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable Law (including HSE laws) of any relevant jurisdiction in force in the relevant jurisdiction whose purpose is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

“Environmental Permit” means any licence, permit, consent, authorisation, certificate, registration and exemption which is issued, granted or required under Environmental Law which is material to or necessary for the Nutreco Activities;

“Hazardous Substances” means, to the extent regulated by the applicable Environmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“IP rights” means patents, trade marks, service marks, trade names, logos, internet domain names, design rights, copyrights (including rights in computer software) and moral rights, database rights, rights in confidential information and “know-how” and all other similar proprietary rights which may subsist in any part of the world, whether registered or not, and including any and all rights in applications for registration thereof and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Properties” means all material real property (including, for the purpose hereof, any cages) owned, leased or in respect of which a Nutreco JV Company or Nutreco JV Business has any other interest;

“Relevant Period” means the period commencing 3 (three) years before the Closing Date and ending on the day preceding the Closing Date; and

“Retirement Benefits” means all retirement benefits, survivors’ benefits and retirement termination benefits of the employees of the Nutreco Activities, under Nutreco’s retirement benefits plans accrued to the Closing Date that are payable, in the form of lump sums, periodic payments or annuities, and will not include post retirement healthcare or other welfare benefits.

1.     Incorporation, authority, corporate action

1.1      Nutreco and the Nutreco JV Companies are validly existing, are companies duly incorporated under the law of their jurisdiction of incorporation and are not dissolved.

1.2      Nutreco has the full power and authority to enter into and perform this Agreement and any other documents to be executed by Nutreco pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on Nutreco, in accordance with their respective terms.

1.3      Nutreco and each relevant member of the Nutreco Group have taken or will have taken by Closing all corporate action required by them to authorise them to perform in accordance with this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

2.     Corporate information

2.1      The Nutreco Contributed Shares and the Nutreco JV Companies

2.1.1     The relevant member of the Nutreco Group specified in Schedule 2 (Part 1) is the sole legal and beneficial owner of the relevant Nutreco Contributed Shares. There are no outstanding depositary receipts with respect to the Nutreco Contributed Shares.

2.1.2     In respect of each Nutreco JV Company, the Nutreco Contributed Shares specified in respect of the Nutreco JV Company in Schedule 2 (Part 1) comprise the whole of the issued share capital of the Nutreco JV Company and have been properly and validly issued and are each fully paid.

2.1.3     No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Nutreco JV Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2.1.4     There are no Encumbrances on any of the Nutreco Contributed Shares.

2.1.5     No person, other than the holders of Nutreco Contributed Shares as such, has any right to any distribution from, or calculated on the basis of, the Nutreco JV Companies’ profits or equity. With respect to the Nutreco JV Companies and Nutreco JV Businesses, no resolution has been made and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital except as stated in the Nutreco Accounts.

2.1.6     No person, other than the holders of the Nutreco Contributed Shares and the Nutreco JV Companies’ managing directors and, where applicable, supervisory directors as such, has any control over the relevant Nutreco JV Company or its business(es).

2.2      Constitutional documents, corporate registers and minute books

2.2.1     The constitutional documents made available in the Nutreco Data Rooms are true and accurate copies of the constitutional documents of the Nutreco JV Companies and, so far as Nutreco is aware, there have not been and are not any breaches by any Nutreco JV Company of its constitutional documents.

2.2.2     The registers, minute books and records required to be maintained by each Nutreco JV Company and Nutreco JV Business under the law of the jurisdiction of its incorporation, (i) are up-to-date, (ii) have been maintained in accordance with applicable Law and (iii) contain proper records of all matters required to be dealt with in such books and records, in each case in all material respects.

2.2.3     All such registers and books are in the possession, or under the control, of the relevant Nutreco JV Company or relevant  Nutreco JV Business.

2.2.4     All material filings, publications, registrations and other formalities required by applicable Law to be delivered or made by the Nutreco JV Companies and Nutreco JV Business to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.

3.     Accounts

3.1      The Nutreco Accounts have been prepared in all material respects in accordance with the Nutreco Accounting Principles, with the exception of inventory values which have been determined in accordance with the principles set out in the Nutreco Disclosure Letter.

3.2      The Nutreco Accounts have been prepared on a basis consistent with that adopted in preparing the accounts of the Nutreco Group for the previous 2 (two) accounting periods. The Nutreco Accounts have not been affected by any change in valuation, estimation or reserves, other than changes which have as such been mentioned and explained in the Nutreco Accounts.

3.3      The Nutreco Accounts give in all material respects an accurate view of the financial position of the Nutreco Activities for the period ended on 31 August 2004.

3.4      In respect of the Nutreco Activities, no (off-balance sheet or other) financial or other obligations exist, and no obligations will be incurred directly or indirectly resulting from any event prior to the Closing, other than obligations mentioned in the Nutreco Accounts or for which a provision has been made therein, or which have been incurred in the ordinary course of business after 31 August 2004.

4.     Guarantees and financing

4.1      Other than in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or security given:

4.1.1     by any Nutreco JV Company or any Nutreco JV Business; or

4.1.2     for the benefit of any Nutreco JV Company or any Nutreco JV Business.

4.2      The Nutreco Data Rooms contain all current agreements, securities and instruments pursuant to which the Nutreco Group has, in respect of the Nutreco Activities, borrowed or may or must borrow or lend funds from or to third parties and which represent a (principal) amount of at least EUR 500,000 (five hundred thousand euro) and/or is only capable of termination by the Nutreco Group upon a notice period of six months or more.

5.     Assets

5.1      The Properties

5.1.1     In respect of each Property owned by a Nutreco JV Company or Nutreco JV Business, the relevant Nutreco JV Company or Nutreco JV Business is the legal and beneficial owner of the whole Property and has good and marketable title to the Property. The Property is registered in the competent real estate register for the benefit of the relevant Nutreco JV Company or Nutreco JV Business where the relevant jurisdiction requires the registration of ownership regarding such Property.

5.1.2     So far as Nutreco is aware, no Property (excluding Property leased by any Nutreco JV Company or any Nutreco JV Business) is subject to any Encumbrance other than Permitted Encumbrances.

5.1.3     So far as Nutreco is aware, there is no outstanding written notice or dispute involving the relevant Nutreco JV Business or Nutreco JV Company and any third party, including any public authority, as to the ownership, occupation or use of any Property which will, if implemented or enforced, have a material adverse effect on the business carried out on, in or from the Properties.

5.1.4     There is no outstanding written notice or dispute as to any contravention of the relevant planning legislation or regulations in relation to each Property which will, if implemented or enforced, have a material adverse effect on the business carried out on, in or from the Properties.

5.2      Leases

Where any Property is leased by a Nutreco JV Company or a Nutreco JV Business:

5.2.1     there is no subsisting breach and no non-observance of any covenant, condition or agreement contained in the lease under which the Nutreco JV Company or Nutreco JV Business holds its interest in the Property, on the part of the Nutreco JV Company or Nutreco JV Business, or, so far as Nutreco is aware, of the relevant landlord, which will have, and Nutreco is not aware of any event or circumstance that could lead to, a material adverse effect on the business carried out on, in or from the Property;

5.2.2     so far as Nutreco is aware, there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

5.3      Properties subject to third party leases and other agreements

Where any Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Nutreco JV Company or Nutreco JV Business, Nutreco is not aware of any subsisting breach or non-observance of any covenant, condition or agreement under such lease or agreement which would have, and Nutreco is not aware of any event or circumstance that could lead to, a material adverse effect on the business carried out on, in or from the Property.

5.4      Ownership of assets

Each of those assets which are used by the Nutreco JV Company and Nutreco JV Business and are material to the business of the Nutreco Activities, including all assets specifically mentioned in the Nutreco Accounts, other than the Properties, IP rights pertaining to the Nutreco Activities and any assets disposed of by any of the Nutreco JV Companies or Nutreco JV Businesses in the ordinary course of business:

5.4.1     is legally and beneficially owned by the relevant Nutreco JV Company or the relevant Nutreco JV Business;

5.4.2     is, where capable of possession, in the possession or under the control of the relevant Nutreco JV Company or Nutreco JV Business; and

5.4.3     is free from Encumbrances except for Permitted Encumbrances.

The Warranty contained in this Clause 5.4 does not apply to assets which are subject to hire purchase or lease arrangements where the hire purchase or lease payments do not exceed EUR 500,000 (five hundred thousand euro) per year.

5.5      Plant and machinery and other fixed assets

The material plant and machinery, vehicles, vessels, crafts, and other equipment owned or used by the Nutreco JV Company or Nutreco JV Business are in normal working order having regard to their age and use, have been adequately maintained where such maintenance is usually required and are not obsolete.

5.6      Sufficiency of assets

So far as Nutreco is aware, the rights and assets owned, leased or otherwise used by the Nutreco JV Companies and Nutreco JV Businesses comprise all the rights and assets necessary for the carrying on of the Nutreco Activities substantially in the manner in, and to the extent to which it is conducted as at Signing.

6.     Intellectual Property and information technology

6.1      Ownership, authorised use

6.1.1     So far as Nutreco is aware, Nutreco’s IP rights material to the Nutreco Activities are (or where appropriate in the case of pending applications, will upon registration be) (i) legally owned by, (ii) licensed to, or (iii) used under the authority of the owner, by the Nutreco JV Companies or the Nutreco JV Businesses.

6.1.2     So far as Nutreco is aware, Nutreco’s IP rights material to the Nutreco Activities and all pending applications therefor are:

(i)      not being infringed or opposed by any person; and

(ii)        not licensed to a third party except under those licences made available in the Nutreco Data Rooms.

6.1.3     So far as Nutreco is aware, the processes employed and the products manufactured or sold in the Nutreco Activities do not infringe any IP rights of any third party.

6.2      Information technology

In the 12 (twelve) months prior to the Signing Date, there have been no failures or breakdowns of any information technology, computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the Nutreco Activities, which have had or will have a material adverse effect on the Nutreco Activities. Nutreco’s information technology rights material to the Nutreco Activities are legally owned by, licensed to or used under the authority of the owner by the Nutreco JV Companies or the Nutreco JV Businesses.

7.     Contracts and other agreements

7.1      Contracts

No Nutreco JV Company or Nutreco JV Business is a party to or subject to any contract or obligation (other than in relation to any Property, lease or contract of employment) which is material to the Nutreco Activities and which:

7.1.1     is not in the ordinary course of business or involves quantities beyond those normally contracted for; or

7.1.2     is not on an arm’s length basis.

7.2      Joint ventures and other co-operation arrangements

No Nutreco JV Company or Nutreco JV Business is, or has agreed to become, a member of any joint venture, consortium, partnership, other association or co-operation or profit sharing arrangement.

7.3      Agreements with connected parties

7.3.1     There are no existing contracts material to the business of the Nutreco Activities between, on the one hand, any Nutreco JV Company or Nutreco JV Business and, on the other hand, any member of the Nutreco Group (excluding the Nutreco JV Companies and Nutreco JV Businesses) or any shareholder of any member of the Nutreco Group (excluding the Nutreco JV Companies or Nutreco JV Businesses) other than at arm’s length and on normal commercial terms in the ordinary course of business.

7.3.2     No Nutreco JV Company or Nutreco JV Business is party to any contract material to the Nutreco Activities, with any current or former employee, director or officer of any such Nutreco JV Company or Nutreco JV Business or any person connected (as defined by applicable Law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than at arm’s length and on normal commercial terms in the ordinary course of business.

7.4      Compliance with agreements

7.4.1     All the contracts material to the Nutreco Activities to which any of the Nutreco JV Company or Nutreco JV Business is a party are valid and binding obligations of the Nutreco JV Company or Nutreco JV Business and, so far as Nutreco is aware, the other parties thereto and the terms thereof have been complied with in all material respects by:

(i)      the relevant Nutreco JV Company or Nutreco JV Business; and

(ii)     so far as Nutreco is aware, by any other party to such contracts.

7.4.2     No written notice of termination or of intention to terminate has been received in respect of any such contracts.

7.5      Effect of Transaction

The Transaction and the entry into of this Agreement and the agreements contemplated thereby will not result in a material breach of, or give any third party a right to terminate, or result in any Encumbrance under, any contract, agreement or instrument to which any Nutreco JV Company or Nutreco JV Business is a party which is material to the Nutreco Activities.

8.     Employees and employee benefits

8.1      Employees and terms of employment

The documents disclosed in the Nutreco Data Rooms contain details of the salary and other benefits, period of continuous employment and location of each top 5 employee per country in terms of remuneration as at close of business on the Business Day immediately preceding the Signing Date.

8.2      Termination of employment

8.2.1     No member of the Nutreco Group has received any written notice of resignation from any senior or key employee or top 5 employee per country in terms of remuneration of the Nutreco Activities.

8.2.2     Save as provided for in the Nutreco Accounts, no liability which remains undischarged has been incurred by any Nutreco JV Company or Nutreco JV Business for:

(i)      breach of any contract of employment with any employee; or

(ii)     breach of any statutory employment right.

8.2.3     Save as provided for in the Nutreco Accounts, in the last 12 (twelve) months no member of the Nutreco Group, nor any Nutreco JV Company or Nutreco JV Business, has made or agreed to make any payment or agreed to provide any benefit to any employee or former employee employed by the relevant member of the Nutreco Group, or the relevant Nutreco JV Company or Nutreco JV Business, or any dependant of such employee or former employee in connection with the actual or proposed termination or suspension of employment of any such employee or former employee.

8.3      Industrial disputes

No Nutreco JV Company or Nutreco JV Business is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of any Nutreco JV Company or Nutreco JV Business.

8.4      Bonus and other profit-related schemes

The documents disclosed in the Nutreco Data Rooms contain details of the rules and other documentation relating to all share incentive, share option, profit sharing, (retention, transaction or other) bonus and other incentive arrangements in respect of any senior or key employee or top 5 employee of the Nutreco Activities.

8.5      Retirement Benefit arrangements

The documents disclosed in the Nutreco Data Rooms contain details of all Nutreco’s arrangements and plans regarding Retirement Benefits, except for arrangements to which any of the Nutreco JV Company or Nutreco JV Business contribute in compliance with any law or statutory regulation.

9.     Legal compliance

9.1      Licences and consents

All licences, permits, rights, consents, authorisations, certificates and registrations material to the business of the Nutreco Activities have been obtained, are in force and, so far as Nutreco is aware, are being complied with in all material respects. Nutreco is not aware of any reason why any of them will be suspended or revoked.

9.2      Compliance with laws

9.2.1     So far as Nutreco is aware, each Nutreco JV Company or Nutreco JV Business is conducting the business of the Nutreco Activities in material compliance with applicable Law in each country in which the business of the Nutreco Activities is carried on, other than Environmental Laws and anti-trust or similar legislation, in respect of which Paragraphs 10 and 11 apply, respectively.

9.2.2     So far as Nutreco is aware, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgement of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Nutreco JV Company or Nutreco JV Business or any person for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon the Nutreco Activities.

9.2.3     No Nutreco JV Company or Nutreco JV Business has received any written notice during the past 12 (twelve) months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable Law or requiring it to take or omit any action which in any case would have a material adverse effect on the Nutreco Activities.

10.  Environment

10.1    So far as Nutreco is aware, each Nutreco JV Company or Nutreco JV Business is conducting and during the Relevant Period has conducted, the business of the Nutreco Activities in material compliance with Environmental Law.

10.2    All Environmental Permits have been obtained, are in force and, so far as Nutreco is aware, have been complied with in all material respects during the Relevant Period.

10.3    Each Nutreco JV Company or Nutreco JV Business has set up and implemented an adequate monitoring system to assess and determine conformity and compliance of its live stock and processed fish with Environmental Law.

10.4    No Nutreco JV Company or Nutreco JV Business has received any written notice during the Relevant Period of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to a material contravention of Environmental Law or Environmental Permits.

10.5    No Nutreco JV Company or Nutreco JV Business has received written notice during the Relevant Period (i) that an Environmental Authority is intending to revoke or suspend any Environmental Permits as a result of a contravention of Environmental Law or Environmental Permits or (ii) that as a result of a contravention of Environmental Law or Environmental Permits, a material amendment to any Environmental Permit is required to enable the continued operation of the business of the Nutreco Activities.

10.6    To comply with the conditions, restrictions and rules pursuant to Environmental Law or Environmental Permits, the Nutreco JV Companies and Nutreco JV Businesses are not required to incur costs in excess of in aggregate EUR 500,000 (five hundred thousand euro).

10.7    So far as Nutreco is aware, the soil and groundwater of the Properties or under the Properties owned and/or in use or formerly owned, and/or in use or used in relation to the Nutreco Activities do not contain any contamination which is likely to cause the Nutreco JV Companies and Nutreco JV Businesses to have any material liability.

10.8    So far as Nutreco is aware, the Nutreco JV Companies and Nutreco JV Businesses have never disposed of any waste during the Relevant Period in such a way or to such an extent as to cause the Nutreco JV Companies and Nutreco JV Businesses to have any material liability.

11.  Anti-competitive agreements and practices

11.1    No Nutreco JV Company or Nutreco JV Business is a party to any agreement which is material and which is the subject of written notice received by any member of the Nutreco Group from any relevant regulatory authority that it (i) is unenforceable or void or (ii) renders the Nutreco JV Company or Nutreco JV Business party thereto liable to civil, criminal or administrative proceedings, in either case by virtue of any anti-trust or similar legislation in any jurisdiction in which any Nutreco JV Company or Nutreco JV Business carries on business.

11.2    So far as Nutreco is aware, no Nutreco JV Company or Nutreco JV Business is a party to any agreement, practice or arrangement which in whole or in part contravenes (i) Articles 81(1) or 82 of the Treaty of Rome or (ii) any other anti-trust, anti-monopoly or anti-cartel legislation or regulations or any other similar applicable statute, order or regulation, including the Netherlands Competitive Trading Act.

12.  Litigation

12.1    No Nutreco JV Company or Nutreco JV Business is involved whether as claimant or defendant or other party in any claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) which is material to the Nutreco Activities.

12.2    There is no order, decree, judgment or agreement of or with any court or any governmental authority or agency outstanding against and notified in writing to any of the Nutreco JV Companies or Nutreco JV Businesses or which may, individually or collectively, have a material adverse effect upon the Nutreco Activities.

12.3    So far as Nutreco is aware, no such claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration of material importance to the business of the Nutreco Activities is threatened against any Nutreco JV Company or Nutreco JV Business.

13.  Insurance

13.1    The insurances of the Nutreco JV Companies and Nutreco JV Businesses material to the business of the Nutreco Activities, including insurances relating to the bio-mass and other assets, have been disclosed in the Nutreco Data Rooms and give adequate cover against fire, product liability and other risks which are normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

13.2    In respect of the insurances referred to in Paragraph 13.1, all premiums have been duly paid to date and no relevant member of the Nutreco Group has received any notification that such insurances are not valid or enforceable, and Nutreco is not aware of any event or circumstance that could lead to such insurances to become invalid or unenforceable.

13.3    Details of all outstanding insurance claims in excess of EUR 100,000 (one hundred thousand euro) and of all insurance claims in excess of EUR 100,000 (one hundred thousand euro) made during the past 2 (two) years preceding the Signing Date have been disclosed in the Nutreco Data Rooms.

14.  Products

During the 12 (twelve) month period prior to the Signing Date, no individual claims of more than EUR 100,000 (one hundred thousand euro) and in aggregate not more than EUR 1,000,000 (one million euro) have been made against any Nutreco JV Company or Nutreco JV Business in respect of any products which have been produced or sold by any Nutreco JV Company or Nutreco JV Business.

15.  Disclosure of information

The following information has been collated by Nutreco in good faith and Nutreco has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which would make the contents untrue or inaccurate in any material respects:

15.1    all disclosures made pursuant to Paragraph 2 of the Nutreco Disclosure Letter;

15.2    all information made available in the Nutreco Data Rooms and in the answers given to questions raised by Stolt during its due diligence review; and

15.3    all written presentations provided during the management presentations and included in the binder “Marine Harvest Overview of Operations”.

As far as Nutreco is aware, Nutreco has provided Stolt with all information concerning the Nutreco Activities which may be material to the Nutreco Activities and relevant to Stolt in respect of the JV Group.

16.  Insolvency

16.1    No member of the Nutreco Group is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

16.2    There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Nutreco Group and, so far as Nutreco is aware, no events have occurred which, under applicable Law, would justify such proceedings.

16.3    So far as Nutreco is aware, no steps have been taken to enforce any security over any assets of any Nutreco JV Company or Nutreco JV Business and no event has occurred to give the right to enforce such security.

17.  Disentanglement

The disentanglement of the Nutreco JV Companies and Nutreco JV Businesses will have been executed in accordance with the Nutreco Contribution Plan, in compliance with applicable Law in each country in which the Nutreco JV Companies and Nutreco JV Businesses is conducting business of the Nutreco Activities, and with due observance of the rights of creditors and other third parties.

18.  The Company

18.1    The Company is validly existing, is duly incorporated under Dutch law and is not dissolved.

18.2    The Company has the full power and authority to enter into and perform the provisions of the Agreement agreed to by it and any other documents to be executed by it pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on the Company, in accordance with their respective terms.

18.3    The Company has taken or will have taken by Closing all corporate action required by it to authorise it to perform in accordance with this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

18.4    The Nutreco Initial Shares comprise the whole of the issued share capital of the Company. There are no outstanding depositary receipts with respect to the share capital of the Company.

18.5    No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

18.6    No person, other than Nutreco in its capacity as sole shareholder of the Company, has any right to any distribution from, or calculated on the basis of, the Company’s profits or equity. No resolution has been made and no action has been taken to distribute dividends, to repay capital, or to make any other distribution of reserves or capital.

18.7    No person, other than Nutreco in its capacity as sole shareholder and managing director of the Company, has any control over the Company.

18.8    As of the Signing Date, the Company has not been in trade or business, has no assets other than its share capital paid up in cash, has no employees and has never had an employee and has no liabilities or obligations other than in relation to its formation and existence as a legal entity.

18.9    The Company is not insolvent under Dutch law nor unable to pay its debts as they fall due. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Company and no events have occurred which, under applicable Law, would justify such proceedings.

Schedule 11                          Stolt Warranties and Disclosure

Schedule 11 (Part 1)           Stolt Warranties

(Clause 8.2)

Interpretation

For the purposes of the Stolt’s Warranties:

A.    Where a Stolt JV Business is referred to, where applicable, reference is also deemed to be made to the relevant member of the Stolt Group which is the legal owner (of the assets) of the relevant Stolt JV Business.

B.    In addition, the following capitalized words shall have the meaning as defined in Schedule 1 of the Agreement and otherwise shall have the following meanings:

“Environment” means any or all of the following media (alone or in combination): air, water (including water under or within land), soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable Law (including HSE Laws) of any relevant jurisdiction in force in the relevant jurisdiction whose purpose is to protect or prevent pollution of the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances;

“Environmental Permit” means any licence, permit, consent, authorisation, certificate, registration and exemption which is issued, granted or required under Environmental Law which is material to or necessary for the Stolt Activities;

“Hazardous Substances” means, to the extent regulated by the applicable Environmental Authority, any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“IP rights” means patents, trade marks, service marks, trade names, logos, internet domain names, design rights, copyrights (including rights in computer software) and moral rights, database rights, rights in confidential information and “know-how” and all other similar proprietary rights which may subsist in any part of the world, whether registered or not, and including any and all rights in applications for registration thereof and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Properties” means all material real property (including, for the purpose hereof, any cages) owned, leased or in respect of which a Stolt JV Company or Stolt JV Business has any other interest;

“Relevant Period” means the period commencing 3 (three) years before the Closing Date and ending on the day preceding the Closing Date; and

“Retirement Benefits” means all retirement benefits, survivors’ benefits and retirement termination benefits of the employees of the Stolt Activities, under Stolt’s retirement benefits plans accrued to the Closing Date that are payable, in the form of lump sums, periodic payments or annuities, and will not include post retirement healthcare or other welfare benefits.

1.     Incorporation, authority, corporate action

1.1      Stolt and the Stolt JV Companies are validly existing, are companies duly incorporated under the law of their jurisdiction of incorporation and are not dissolved.

1.2      Stolt has the full power and authority to enter into and perform this Agreement and any other documents to be executed by Stolt pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on Stolt, in accordance with their respective terms.

1.3      Stolt and each relevant member of the Stolt Group have taken or will have taken by Closing all corporate action required by them to authorise them to perform in accordance with this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

2.     Corporate information

2.1      The Stolt Contributed Shares and the Stolt JV Companies

2.1.1     The relevant member of the Stolt Group specified in Schedule 2 (Part 1) is the sole legal and beneficial owner of the relevant Stolt Contributed Shares. There are no outstanding depositary receipts with respect to the Stolt Contributed Shares.

2.1.2     In respect of each Stolt JV Company, the Stolt Contributed Shares specified in respect of the Stolt JV Company in Schedule 2 (Part 1) comprise the whole of the issued share capital of the Stolt JV Company and have been properly and validly issued and are each fully paid.

2.1.3     No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Stolt JV Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2.1.4     There are no Encumbrances on any of the Stolt Contributed Shares.

2.1.5     No person, other than the holders of Stolt Contributed Shares as such, has any right to any distribution from, or calculated on the basis of, the Stolt JV Companies’ profits or equity. With respect to the Stolt JV Companies and Stolt JV Businesses, no resolution has been made and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital except as stated in the Stolt Accounts.

2.1.6     No person, other than the holders of the Stolt Contributed Shares and the Stolt JV Companies’ managing directors and, where applicable, supervisory directors as such, has any control over the relevant Stolt JV Company or its business(es).

2.2      Constitutional documents, corporate registers and minute books

2.2.1     The constitutional documents made available in the Stolt Data Rooms are true and accurate copies of the constitutional documents of the Stolt JV Companies and, so far as Stolt is aware, there have not been and are not any breaches by any Stolt JV Company of its constitutional documents.

2.2.2     The registers, minute books and records required to be maintained by each Stolt JV Company and Stolt JV Business under the law of the jurisdiction of its incorporation, (i) are up-to-date, (ii) have been maintained in accordance with applicable Law and (iii) contain proper records of all matters required to be dealt with in such books and records, in each case in all material respects.

2.2.3     All such registers and books are in the possession, or under the control, of the relevant Stolt JV Company or relevant  Stolt JV Business.

2.2.4     All material filings, publications, registrations and other formalities required by applicable Law to be delivered or made by the Stolt JV Companies and Stolt JV Business to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.

3.     Accounts

3.1      The Stolt Accounts have been prepared in all material respects in accordance with the Stolt Accounting Principles.

3.2      The Stolt Accounts have been prepared on a basis consistent with that adopted in preparing the accounts of the Stolt Group for the previous 2 (two) accounting periods. The Stolt Accounts have not been affected by any change in valuation, estimation or reserves, other than changes which have as such been mentioned and explained in the Stolt Accounts.

3.3      The Stolt Accounts give in all material respects an accurate view of the financial position of the Stolt Activities for the period ended on 31 August 2004.

3.4      In respect of the Stolt Activities, no (off-balance sheet or other) financial or other obligations exist, and no obligations will be incurred directly or indirectly resulting from any event prior to the Closing, other than obligations mentioned in the Stolt Accounts or for which a provision has been made therein, or which have been incurred in the ordinary course of business after 31 August 2004.

4.     Guarantees and financing

4.1      Other than in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or security given:

4.1.1     by any Stolt JV Company or any Stolt JV Business; or

4.1.2     for the benefit of any Stolt JV Company or any Stolt JV Business.

4.2      The Stolt Data Rooms contain all current agreements, securities and instruments pursuant to which the Stolt Group has, in respect of the Stolt Activities, borrowed or may or must borrow or lend funds from or to third parties and which represent a (principal) amount of at least EUR 500,000 (five hundred thousand euro) and/or is only capable of termination by the Stolt Group upon a notice period of six months or more.

5.     Assets

5.1      The Properties

5.1.1     In respect of each Property owned by a Stolt JV Company or Stolt JV Business, the relevant Stolt JV Company or Stolt JV Business is the legal and beneficial owner of the whole Property and has good and marketable title to the Property. The Property is registered in the competent real estate register for the benefit of the relevant Stolt JV Company or Stolt JV Business where the relevant jurisdiction requires the registration of ownership regarding such Property.

5.1.2     So far as Stolt is aware, no Property (excluding Property leased by any Stolt JV Company or any Stolt JV Business) is subject to any Encumbrance other than Permitted Encumbrances.

5.1.3     So far as Stolt is aware, there is no outstanding written notice or dispute involving the relevant Stolt JV Business or Stolt JV Company and any third party, including any public authority, as to the ownership, occupation or use of any Property which will, if implemented or enforced, have a material adverse effect on the business carried out on, in or from the Properties.

5.1.4     There is no outstanding written notice or dispute as to any contravention of the relevant planning legislation or regulations in relation to each Property which will, if implemented or enforced, have a material adverse effect on the business carried out on, in or from the Properties.

5.2      Leases

Where any Property is leased by a Stolt JV Company or a Stolt JV Business:

5.2.1     there is no subsisting breach and no non-observance of any covenant, condition or agreement contained in the lease under which the Stolt JV Company or Stolt JV Business holds its interest in the Property, on the part of the Stolt JV Company or Stolt JV Business, or, so far as Stolt is aware, of the relevant landlord, which will have, and Stolt is not aware of any event or circumstance that could lead to, a material adverse effect on the business carried out on, in or from the Property;

5.2.2     so far as Stolt is aware, there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

5.3      Properties subject to third party leases and other agreements

Where any Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Stolt JV Company or Stolt JV Business, Stolt is not aware of any subsisting breach or non-observance of any covenant, condition or agreement under such lease or agreement which would have, and Stolt is not aware of any event or circumstance that could lead to, a material adverse effect on the business carried out on, in or from the Property.

5.4      Ownership of assets

Each of those assets which are used by the Stolt JV Company and Stolt JV Business and are material to the business of the Stolt Activities, including all assets specifically mentioned in the Stolt Accounts, other than the Properties, IP rights pertaining to the Stolt Activities and any assets disposed of by any of the Stolt JV Companies or Stolt JV Businesses in the ordinary course of business:

5.4.1     is legally and beneficially owned by the relevant Stolt JV Company or the relevant Stolt JV Business;

5.4.2     is, where capable of possession, in the possession or under the control of the relevant Stolt JV Company or Stolt JV Business; and

5.4.3     is free from Encumbrances except for Permitted Encumbrances.

The Warranty contained in this Clause 5.4 does not apply to assets which are subject to hire purchase or lease arrangements where the hire purchase or lease payments do not exceed EUR 500,000 (five hundred thousand euro) per year.

5.5      Plant and machinery and other fixed assets

The material plant and machinery, vehicles, vessels, crafts, and other equipment owned or used by the Stolt JV Company or Stolt JV Business are in normal working order having regard to their age and use, have been adequately maintained where such maintenance is usually required and are not obsolete.

5.6      Sufficiency of assets

So far as Stolt is aware, the rights and assets owned, leased or otherwise used by the Stolt JV Companies and Stolt JV Businesses comprise all the rights and assets necessary for the carrying on of the Stolt Activities substantially in the manner in, and to the extent to which it is conducted as at Signing.

6.     Intellectual Property and information technology

6.1      Ownership, authorised use

6.1.1     So far as Stolt is aware, Stolt’s IP rights material to the Stolt Activities are (or where appropriate in the case of pending applications, will upon registration be) (i) legally owned by, (ii) licensed to, or (iii) used under the authority of the owner, by the Stolt JV Companies or the Stolt JV Businesses.

6.1.2     So far as Stolt is aware, Stolt’s IP rights material to the Stolt Activities and all pending applications therefor are:

(i)      not being infringed or opposed by any person; and

(ii)     not licensed to a third party except under those licences made available in the Stolt Data Rooms.

6.1.3     So far as Stolt is aware, the processes employed and the products manufactured or sold in the Stolt Activities do not infringe any IP rights of any third party.

6.2      Information technology

In the 12 (twelve) months prior to the Signing Date, there have been no failures or breakdowns of any information technology, computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the Stolt Activities, which have had or will have a material adverse effect on the Stolt Activities. Stolt’s information technology rights material to the Stolt Activities are legally owned by, licensed to or used under the authority of the owner by the Stolt JV Companies or the Stolt JV Businesses.

7.     Contracts and other agreements

7.1      Contracts

No Stolt JV Company or Stolt JV Business is a party to or subject to any contract or obligation (other than in relation to any Property, lease or contract of employment) which is material to the Stolt Activities and which:

7.1.1     is not in the ordinary course of business or involves quantities beyond those normally contracted for; or

7.1.2     is not on an arm’s length basis.

7.2      Joint ventures and other co-operation arrangements

No Stolt JV Company or Stolt JV Business is, or has agreed to become, a member of any joint venture, consortium, partnership, other association or co-operation or profit sharing arrangement.

7.3      Agreements with connected parties

7.3.1     There are no existing contracts material to the business of the Stolt Activities between, on the one hand, any Stolt JV Company or Stolt JV Business and, on the other hand, any member of the Stolt Group (excluding the Stolt JV Companies and Stolt JV Businesses) or any shareholder of any member of the Stolt Group (excluding the Stolt JV Companies or Stolt JV Businesses) other than at arm’s length and on normal commercial terms in the ordinary course of business.

7.3.2     No Stolt JV Company or Stolt JV Business is party to any contract material to the Stolt Activities, with any current or former employee, director or officer of any such Stolt JV Company or Stolt JV Business or any person connected (as defined by applicable

Law in the relevant jurisdiction) with any of such persons, or in which any such person is interested (whether directly or indirectly), other than at arm’s length and on normal commercial terms in the ordinary course of business.

7.4      Compliance with agreements

7.4.1     All the contracts material to the Stolt Activities to which any of the Stolt JV Company or Stolt JV Business is a party are valid and binding obligations of the Stolt JV Company or Stolt JV Business and, so far as Stolt is aware, the other parties thereto and the terms thereof have been complied with in all material respects by:

(i)      the relevant Stolt JV Company or Stolt JV Business; and

(ii)     so far as Stolt is aware, by any other party to such contracts.

7.4.2     No written notice of termination or of intention to terminate has been received in respect of any such contracts.

7.5      Effect of Transaction

The Transaction and the entry into of this Agreement and the agreements contemplated thereby will not result in a material breach of, or give any third party a right to terminate, or result in any Encumbrance under, any contract, agreement or instrument to which any Stolt JV Company or Stolt JV Business is a party which is material to the Stolt Activities.

8.     Employees and employee benefits

8.1      Employees and terms of employment

The documents disclosed in the Stolt Data Rooms contain details of the formal employer, salary and other benefits, period of continuous employment and location of each top 5 employee per country in terms of remuneration as at close of business on the Business Day immediately preceding the Signing Date.

8.2      Termination of employment

8.2.1     No member of the Stolt Group has received any written notice of resignation from any senior or key employee or top 5 employee per country in terms of remuneration of the Stolt Activities.

8.2.2     Save as provided for in the Stolt Accounts, no liability which remains undischarged has been incurred by any Stolt JV Company or Stolt JV Business for:

(i)      breach of any contract of employment with any employee; or

(ii)     breach of any statutory employment right.

8.2.3     Save as provided for in the Stolt Accounts, in the last 12 (twelve) months no member of the Stolt Group, nor any Stolt JV Company or Stolt JV Business, has made or agreed to make any payment or agreed to provide any benefit to any employee or former employee employed by the relevant member of the Stolt Group, or the relevant Stolt JV Company or Stolt JV Business, or any dependant of such employee or former employee in connection with the actual or proposed termination or suspension of employment of any such employee or former employee.

8.3      Industrial disputes

No Stolt JV Company or Stolt JV Business is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body representing employees or former employees of any Stolt JV Company or Stolt JV Business.

8.4      Bonus and other profit-related schemes

The documents disclosed in the Stolt Data Rooms contain details of the rules and other documentation relating to all share incentive, share option, profit sharing, (retention, transaction or other) bonus and other incentive arrangements in respect of any senior or key employee or top 5 employee of the Stolt Activities.

8.5      Retirement Benefit arrangements

The documents disclosed in the Stolt Data Rooms contain details of all Stolt’s arrangements and plans regarding Retirement Benefits, except for arrangements to which any of the Stolt JV Company or Stolt JV Business contribute in compliance with any law or statutory regulation.

9.     Legal compliance

9.1      Licences and consents

All licences, permits, rights, consents, authorisations, certificates and registrations material to the business of the Stolt Activities have been obtained, are in force and, so far as Stolt is aware, are being complied with in all material respects. Stolt is not aware of any reason why any of them will be suspended or revoked.

9.2      Compliance with laws

9.2.1     So far as Stolt is aware, each Stolt JV Company or Stolt JV Business is conducting the business of the Stolt Activities in material compliance with applicable Law in each country in which the business of the Stolt Activities is carried on, other than Environmental Laws and anti-trust or similar legislation, in respect of which Paragraphs 10 and 11 apply, respectively.

9.2.2     So far as Stolt is aware, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgement of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Stolt JV Company or Stolt JV Business or any person for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon the Stolt Activities.

9.2.3     No Stolt JV Company or Stolt JV Business has received any written notice during the past 12 (twelve) months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable Law or requiring it to take or omit any action which in any case would have a material adverse effect on the Stolt Activities.

10.  Environment

10.1    So far as Stolt is aware, each Stolt JV Company or Stolt JV Business is conducting and during the Relevant Period has conducted, the business of the Stolt Activities in material compliance with Environmental Law.

10.2    All Environmental Permits have been obtained, are in force and, so far as Stolt is aware, have been complied with in all material respects during the Relevant Period.

10.3    Each Stolt JV Company or Stolt JV Business has set up and implemented an adequate monitoring system to assess and determine conformity and compliance of its live stock and processed fish with Environmental Law.

10.4    No Stolt JV Company or Stolt JV Business has received any written notice during the Relevant Period of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to a material contravention of Environmental Law or Environmental Permits.

10.5    No Stolt JV Company or Stolt JV Business has received written notice during the Relevant Period (i) that an Environmental Authority is intending to revoke or suspend any Environmental Permits as a result of a contravention of Environmental Law or Environmental Permits or (ii) that as a result of a contravention of Environmental Law or Environmental Permits, a material amendment to any Environmental Permit is required to enable the continued operation of the business of the Stolt Activities.

10.6    To comply with the conditions, restrictions and rules pursuant to Environmental Law or Environmental Permits, the Stolt JV Companies and Stolt JV Businesses are not required to incur costs in excess of in aggregate EUR 500,000 (five hundred thousand euro).

10.7    So far as Stolt is aware, the soil and groundwater of the Properties or under the Properties owned and/or in use or formerly owned, and/or in use or used in relation to the Stolt Activities do not contain any contamination which is likely to cause the Stolt JV Companies and Stolt JV Businesses any material liability.

10.8    So far as Stolt is aware, the Stolt JV Companies and Stolt JV Businesses have never disposed of any waste during the Relevant Period in such a way or to such an extent as to cause the Stolt JV Companies and Stolt JV Businesses to have any material liability.

11.  Anti-competitive agreements and practices

11.1    No Stolt JV Company or Stolt JV Business is a party to any agreement which is material and which is the subject of written notice received by any member of the Stolt Group from any relevant regulatory authority that it (i) is unenforceable or void or (ii) renders the Stolt JV Company or Stolt JV Business party thereto liable to civil, criminal or administrative proceedings, in either case by virtue of any anti-trust or similar legislation in any jurisdiction in which any Stolt JV Company or Stolt JV Business carries on business.

11.2    So far as Stolt is aware, no Stolt JV Company or Stolt JV Business is a party to any agreement, practice or arrangement which in whole or in part contravenes (i) Articles 81(1) or 82 of the Treaty of Rome or (ii) any other anti-trust, anti-monopoly or anti-cartel legislation or regulations or any other similar applicable statute, order or regulation, including the Netherlands Competitive Trading Act.

12.  Litigation

12.1    No Stolt JV Company or Stolt JV Business is involved whether as claimant or defendant or other party in any claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) which is material to the Stolt Activities.

12.2    There is no order, decree, judgment or agreement of or with any court or any governmental authority or agency outstanding against and notified in writing to any of the Stolt JV Companies or Stolt JV Businesses or which may, individually or collectively, have a material adverse effect upon the Stolt Activities.

12.3    So far as Stolt is aware, no such claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration of material importance to the business of the Stolt Activities is threatened against any Stolt JV Company or Stolt JV Business.

13.  Insurance

13.1    The insurances of the Stolt JV Companies and Stolt JV Businesses material to the business of the Stolt Activities, including insurances relating to bio-mass and other assets, have been disclosed in the Stolt Data Rooms and give adequate cover against fire, product liability and other risks which are normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

13.2    In respect of the insurances referred to in Paragraph 13.1, all premiums have been duly paid to date and no relevant member of the Stolt Group has received any notification that such insurances are not valid or enforceable, and Stolt is not aware of any event or circumstance that could lead to such insurances to become invalid or unenforceable.

13.3    Details of all outstanding insurance claims in excess of EUR 100,000 (one hundred thousand euro) and of all insurance claims in excess of EUR 100,000 (one hundred thousand euro) made during the past 2 (two) years preceding the Signing Date have been disclosed in the Stolt Data Rooms.

14.  Products

During the 12 (twelve) month period prior to the Signing Date, no individual claims of more than EUR 100,000 (one hundred thousand euro) and in aggregate not more than EUR 1,000,000 (one million euro) have been made against any Stolt JV Company or Stolt JV Business in respect of any products which have been produced or sold by any Stolt JV Company or Stolt JV Business.

15.  Disclosure of information

The following information has been collated by Stolt in good faith and Stolt has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which would make the contents untrue or inaccurate in any material respects:

15.1    all disclosures made pursuant to Paragraph 2 of the Stolt Disclosure Letter;

15.2    all information made available in the Stolt Data Rooms and in the answers given to questions raised by Nutreco during its due diligence review; and

15.3    all written presentations provided during the management presentations and included in the binder “Stolt Sea Farm Overview of Operations”.

As far as Stolt is aware, Stolt has provided Nutreco with all information concerning the Stolt Activities which may be material to the Stolt Activities and relevant to Nutreco in respect of the JV Group.

16.  Insolvency

16.1    No member of the Stolt Group is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

16.2    There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Stolt Group, so far as Stolt is aware, no events have occurred which, under applicable Law, would justify such proceedings.

16.3    So far as Stolt is aware, no steps have been taken to enforce any security over any assets of any Stolt JV Company or Stolt JV Business and no event has occurred to give the right to enforce such security.

17.  Disentanglement

The disentanglement of the Stolt JV Companies and Stolt JV Businesses will have been executed in accordance with the Stolt Contribution Plan, in compliance with applicable Law in each country in which the Stolt JV Companies and Stolt JV Businesses is conducting business of the Stolt Activities, and with due observance of the rights of creditors and other third parties.